SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
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☐ Soliciting Material Pursuant to § 240.14a-12

LIMELIGHT NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2011 Annual Meeting of Stockholders and Proxy Statement

Meeting Date: Thursday, June 9, 2011

Time: 9:00 a.m. local time

Meeting Location:	Limelight Networks Global Headquarters
222 South Mill Avenue, 8th Floor
Tempe, Arizona 85281

Limelight Networks, Inc.

222 South Mill Avenue, 8th Floor

Tempe, Arizona 85281

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Limelight Networks, Inc. The Annual Meeting will be held on Thursday, June 9, 2011, at 9:00 a.m. local time, at the Limelight Networks Global Headquarters, located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281.

The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report for the fiscal year ended December 31, 2010. We encourage you to read the Annual Report. It includes our audited financial statements and information about our operations, markets and services.

Stockholders of record as of April 13, 2011 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please promptly vote and submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

Jeffrey W. Lunsford

President, Chief Executive Officer and

Chairman of the Board

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 9, 2011
Time:	9:00 a.m. local time
Place:	Limelight Networks Global Headquarters
222 South Mill Avenue, 8th Floor
Tempe, Arizona 85281

Matters to be voted on:

1.	Election of Walter D. Amaral, Thomas Falk, Jeffrey W. Lunsford and Peter J. Perrone as Class I directors.

2.	Ratification of Ernst & Young LLP as independent auditors.

3.	Advisory approval of the compensation of the Company’s named executive officers.

4.	Advisory approval of the frequency of advisory approval of compensation of the Company’s named executive officers.

5.

Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.001 per share, from 150,000,000 shares to 300,000,000 shares, which amendment was approved by our Board of Directors on February 8, 2011.

The Annual Meeting will also address such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 13, 2011 are entitled to notice of and to vote at the Annual Meeting. Proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2010, including financial statements, will be mailed on or about April 22, 2011, to all stockholders entitled to vote at the meeting.

By order of the Board of Directors,

Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary
April 12, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Thursday, June 9, 2011: The Proxy Statement and the Annual Report to Stockholders are available at http://www.limelightnetworks.com/investors/annual-meeting-11/.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY BY SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

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LIMELIGHT NETWORKS, INC.

PROXY STATEMENT FOR 2011

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Limelight Networks, Inc. (“Limelight” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, June 9, 2011, at 9:00 a.m. local time (the “Annual Meeting”), and at any postponement or adjournment thereof. The Annual Meeting will be held at the Limelight Networks Global Headquarters, located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2010, including financial statements, will be mailed on or about April 22, 2011, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281 and at 201 Lomas Santa Fe Drive, Solana Beach, California 92075. Our telephone number is (602) 850-5000.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote if our records show that you own shares of Limelight as of April 13, 2011. As of the close of business on March 31, 2011, we had a total of 112,147,268 shares of common stock issued and outstanding, which were held of record by approximately 168 stockholders. As of March 31, 2011, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Please refer to the summary voting instructions included on your proxy card. Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•	“FOR” the election of Walter D. Amaral, Thomas Falk, Jeffrey W. Lunsford and Peter J. Perrone to the Board of Directors as Class I Directors;

•	“FOR” ratification of Ernst & Young LLP as our independent auditors for fiscal year 2011;

•	“FOR” advisory approval of the compensation of the Company’s named executive officers;

•	“EVERY THREE YEARS” for the advisory approval of the frequency of advisory approval of compensation of the Company’s named executive officers; and

•

“FOR” approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation, to increase the number of authorized shares of the Company’s common stock, par value $0.001 per share, from 150,000,000 shares to 300,000,000 shares, which amendment was approved by our Board of Directors on February 8, 2011.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission, or SEC, and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2012 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than December 24, 2011 to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2012 Annual Meeting of Stockholders that is not to be included in Limelight’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Limelight’s bylaws no later than December 24, 2011. Limelight’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and through our website at http://investors.limelightnetworks.com.

PROPOSAL ONE: ELECTION OF DIRECTORS

We have a classified Board of Directors. Our Board of Directors currently consists of four Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

Nominees

The Corporate Governance and Nominating Committee of the Board of Directors selected, and the Board of Directors approved, Walter D. Amaral, Thomas Falk, Jeffrey W. Lunsford and Peter J. Perrone as nominees for election to Class I of the Board of Directors at the Annual Meeting. Each of the nominees is now a director and was previously elected by the stockholders at the 2008 annual meeting, except for Mr. Falk, who was appointed by the Board in April 2010 to serve as a director upon the recommendation of the Nominating and Governance Committee following a vacancy created by an increase in Board membership from eight (8) members to (10) members. If elected, Messrs. Amaral, Falk, Lunsford and Perrone will each serve as a director until our annual meeting in 2014, until their respective successors are elected and qualified or their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” Messrs. Amaral, Falk, Lunsford and Perrone. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF AMARAL, FALK, LUNSFORD AND PERRONE

TO THE BOARD OF DIRECTORS.

Information About the Directors and Nominees

The following table sets forth information regarding our directors and the nominees as of March 31, 2011. Below the table appears a brief account of each director’s business experience and the attributes that led to the conclusion that each director should serve as a director of Limelight. We believe that each director and nominee has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge and judgment necessary to provide effective oversight of our business.

Name	Age	Position	Director Since
Class I directors whose terms expire at the 2011 Annual Meeting:
Walter D. Amaral	59	Director	2007
Thomas Falk	31	Director	2010
Jeffrey W. Lunsford	45	President, Chief Executive Officer and Chairman of the Board	2006
Peter J. Perrone	43	Director	2006

Class II directors whose terms expire at the 2012 Annual Meeting:
Joseph H. Gleberman	53	Director	2006
Fredric W. Harman	50	Director	2006
John J. Vincent	39	CEO, EyeWonder and Director	2010

Class III directors whose terms expire at the 2013 Annual Meeting:
Jeffrey T. Fisher	48	Director	2008
David C. Peterschmidt	63	Director	2007
Nathan F. Raciborski	44	Co-Founder, Chief Technical Officer and Director	2006

Walter D. Amaral has served as a director since May 2007. Mr. Amaral served as Senior Vice President and Chief Financial Officer of SiRF Technology Holdings, Inc., a provider of GPS enabled technology, from August 2000 to March 2006. Prior to that, from August 1997 to August 2000, Mr. Amaral served as Senior Vice President and Chief Financial Officer of S3 Incorporated. From April 1995 to August 1997, Mr. Amaral served as Senior Vice President and Chief Financial Officer of NetManage, Inc., a software company. From May 1992 to May 1995, Mr. Amaral served as Senior Vice President and Chief Financial Officer of Maxtor Corporation, a computer storage device company. From May 1977 to May 1992, Mr. Amaral worked in several finance and marketing positions, the most recent of which was Corporate Controller, at Intel Corporation. Mr. Amaral holds a B.S. in Accounting from California State University, San Jose.

Mr. Amaral serves as the Chairman of our Audit Committee and brings to the Board and Audit Committee a valuable perspective based on his extensive financial and business leadership experience in the technology and software industries, having served as Senior Vice President and Chief Financial Officer of each of SiRF Technology Holdings, Inc., S3 Incorporated, NetManage, Inc. and Maxtor Corporation. In addition, Mr. Amaral has an educational background in accounting. As a result of these and other professional experiences, Mr. Amaral possesses particular knowledge and experience in software and other technology industries and has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience.

Jeffrey W. Lunsford has served as our President, Chief Executive Officer and Chairman since November 2006. Prior to joining Limelight, from April 2003 to November 2006, Mr. Lunsford served as Chairman and Chief Executive Officer of WebSideStory, Inc., a provider of real-time data analytics and visualization applications. From September 2002 to February 2003, Mr. Lunsford served as the Chief Executive Officer of

TogetherSoft Corporation, a software development company. From March 1996 to August 2002, he served as the Senior Vice President of Corporate Development of S1 Corporation, a provider of customer interaction software for financial and payment services. From August 1988 to March 1994, Mr. Lunsford was an officer in the United States Navy and a naval aviator, achieving the rank of Lieutenant. Mr. Lunsford currently serves on the board of directors of Engine Yard, Inc. Mr. Lunsford received a B.S. in Information and Computer Sciences from the Georgia Institute of Technology.

As our President and Chief Executive Officer, Mr. Lunsford has experience in all aspects of our business and is able to provide an insider’s perspective in Board discussions about the business and strategic direction of the Company. We believe that his experience gives him unique insights into our challenges, opportunities, and operations. Mr. Lunsford possesses leadership, managerial and technical skills relevant to leading the Company, knowledge of the Company’s leading customers, and particular knowledge of Internet-based technology companies generally and the CDN market specifically, which skills and knowledge are directly relevant to strengthening the Board’s collective qualifications, skills, and experience. His business leadership experience in the technology and software industries as Chief Executive Officer of WebSideStory, Inc. and as Chief Executive Officer of TogetherSoft Corporation is also a valuable resource to the Board as the Board guides the Company’s business strategy.

Thomas Falk has served as a director of Limelight since April 2010. Prior to that, Mr. Falk was a director of EyeWonder, Inc., which was acquired by Limelight in April 2010, from September 2009 to April 2010. Mr. Falk has been a principal of VEST Europe GmbH since October 2007. Mr. Falk has been the Chief Executive Officer of eValue, a venture firm focused on Internet technology start-up companies focused on new and digital media, since March 2007. eValue supports companies with funding, technology know-how, human resources, public relations, financial management and intensive merger and acquisition advice and assistance. In 2008, Mr. Falk helped to found the German online video network smartclip AG, which now is owned by smartclip Holdings AG, and operates in other European countries and in the U.S. Mr. Falk also is the founding investor of United Mail Solutions, a European email marketing solutions provider. While pursuing his university degree, he founded Falk eSolutions AG in 1998, which became a pan-European provider of ASP online ad-serving solutions. After expanding Falk eSolutions into the U.S., Falk eSolutions was purchased by DoubleClick in 2006. Mr. Falk served as DoubleClick’s managing director for Europe until Google’s acquisition of DoubleClick in 2007.

We believe that Mr. Falk’s international business experience in European Internet and email marketing companies, as well as his institutional knowledge and perspective into the EyeWonder business provides a valuable resource for the Board. His experience includes organizations of different sizes, and he has served in founder, executive management and development roles. Mr. Falk, as Chief Executive Officer of eValue, has invested in, and assisted in the initial phase of, a number of Internet technology start-up companies. Mr. Falk’s business experience and insights into the economic conditions in Europe contributes to the Board’s consideration of strategic options and increase the depth of its international experience. As a result of these and other professional experiences, Mr. Falk possesses particular knowledge and experience that strengthens the Board’s collective qualifications, skills, and experience.

Jeffrey T. Fisher has served as Chief Financial Officer and Director of Austin Industries, Inc., a private, employee owned, subchapter-S ESOP organization since March 2009. Prior to that, Mr. Fisher served as Executive Vice President and Chief Financial Officer of Charter Communications from 2006 to 2008. Prior to joining Charter, Mr. Fisher held a variety of senior management positions for Delta Air Lines, Inc. from 1997 to 2006. He served as head of Delta’s Corporate Restructuring Group, and previously held the positions of President and General Manager, and separately, Chief Financial Officer, for Delta Connection, Inc., the world’s largest group of regional airline companies. Mr. Fisher received a B.B.M. degree from Embry Riddle University, and an M.B.A. from the University of Texas in Arlington.

Mr. Fisher’s financial and business leadership experience as the Chief Financial Officer for Austin Industries and as the Executive Vice President and Chief Financial Officer of Charter Communications, Inc. provides a strong financial foundation for Audit Committee and Board deliberations. He also has an educational background in finance. As a result of these and other professional experiences, Mr. Fisher possesses particular knowledge and experience in technology industries and has relevant accounting and financial expertise and independence that strengthen the Board’s collective qualifications, skills, and experience.

Joseph H. Gleberman has served as a director since September 2006. Mr. Gleberman has been a Managing Director in Goldman, Sachs & Co.’s Principal Investment Area since 1993. Prior to joining the Principal Investment Area, he served in a variety of capacities in the Investment Banking Division and the Mergers & Acquisitions Department at Goldman, Sachs & Co., which he joined in 1982. Mr. Gleberman also serves on the board of directors of Euramax Holdings, Inc., iFormation Group, LLC, iHealth Technologies, Inc. and Metaweb Technologies, Inc. Mr. Gleberman received a B.A. and an M.A. from Yale University, and an M.B.A. from Stanford University.

Mr. Gleberman has extensive experience in evaluating and providing guidance and strategic advice to technology and software companies as a Managing Director in Goldman, Sachs & Co.’s Principal Investment Area and through his service in a variety of capacities in the Investment Banking Division and the Mergers & Acquisitions Department at Goldman, Sachs & Co. His investment banking background has added a valuable perspective to the Board. Mr. Gleberman is also an independent director who has extensive outside director experience as a director of Euramax Holdings, Inc., iFormation Group, LLC, iHealth Technologies, Inc. and Metaweb Technologies, Inc. As a result of these and other professional experiences, Mr. Gleberman possesses particular knowledge and experience in corporate finance, investment banking and mergers and acquisitions that strengthens the Board’s collective qualifications, skills, and experience.

Fredric W. Harman has served as a director since September 2006. Mr. Harman has served as a Managing Partner of Oak Investment Partners since 1994. From 1991 to 1994, Mr. Harman served as a General Partner of Morgan Stanley Venture Capital. Mr. Harman currently serves as a director of U.S. Auto Parts, an online provider of aftermarket auto parts, Demand Media, Inc., an Internet new Media company, and several privately held companies. Mr. Harman received a B.S. and an M.S. in Electrical Engineering from Stanford University, where he was a Hughes Fellow, and an M.B.A. from the Harvard Graduate School of Business.

Mr. Harman’s experience in investment banking as a Managing Partner of Oak Investment Partners and as a General Partner of Morgan Stanley Venture Capital is a valuable resource to the Board as it considers strategic options. Mr. Harman is also an independent director and an experienced board member of technology and Internet companies, serving as an outside director of U.S. Auto Parts, Demand Media, Inc. and several privately held companies. As a result of these and other professional experiences, Mr. Harman possesses particular knowledge and experience in electrical engineering, technology and Internet based companies and corporate finance that strengthens the Board’s collective qualifications, skills, and experience.

Peter J. Perrone has served as a director since July 2006. Mr. Perrone was a Vice President in Goldman, Sachs & Co.’s Principal Investment Area since 2002 and became a Managing Director in 2007. Prior to transferring to the Principal Investment Area in 2001, Mr. Perrone worked in the High Technology Group at Goldman, Sachs & Co., where he started as an Associate in 1999. Mr. Perrone also currently serves on the board of directors of Conterra Ultra Broadband, Next New Networks, Inc., Pano Logic, Inc., and Tervela, Inc. Mr. Perrone received a B.S. from Duke University, an M.S. from the Georgia Institute of Technology and an M.B.A. from the Massachusetts Institute of Technology, Sloan School of Management.

Mr. Perrone provides a valuable perspective to the Board based on his experience evaluating and providing guidance and strategic advice to technology and software companies as a Managing Director of Goldman, Sachs & Co.’s Principal Investment Area and his work in the High Technology Group at Goldman, Sachs & Co. Mr. Perrone also is an independent director who has extensive outside director experience as a director of Conterra Ultra Broadband, Next New Networks, Inc., Pano Logic, Inc., and Tervela, Inc. As a result of these and other professional experiences, Mr. Perrone possesses particular knowledge and experience in electrical engineering, telecommunications and Internet-based businesses, investment banking and corporate finance that strengthens the Board’s collective qualifications, skills, and experience.

John J. Vincent has served as the CEO, EyeWonder and a director since Limelight’s acquisition of EyeWonder, Inc. in April 2010. Mr. Vincent a co-founder of EyeWonder and has served as a director of EyeWonder between December 1999 and April 2010. He served as EyeWonder’s Chief Executive Officer from December 1999 through October 2004, and served as its Chief Executive Officer from March 2006 through April 2010. Before founding EyeWonder, he served as Executive Officer and Director of Sales for Magellan Marketing, Inc., a privately held, national outdoor media company. Mr. Vincent founded Telluride Real Estate Corporation in September 1997, a real estate holding company specializing in long-term holdings of single- and multi-family residential dwellings. Mr. Vincent founded Captive Concepts, Inc., an arena advertising and place-based media company, in July 1995. While with Captive Concepts, he led the development of the business through capital investments, business plan development, client solicitation and staff development. Mr. Vincent graduated from Vanderbilt University with a B.A. in Psychology and concentrations in Economics and Pre-Medicine.

As the Chief Executive Officer, as well as the founder, of EyeWonder, we believe that Mr. Vincent provides valuable perspective in Board discussions about the business and strategic direction of Limelight, particularly in regard to the EyeWonder business unit following the merger. We also believe that his experience as EyeWonder’s Chief Executive Officer gives him valuable perspective with respect to the challenges, opportunities, and operations of the EyeWonder business unit. Mr. Vincent has business leadership experience in the media and advertising industries as Executive Officer and Director of Sales for Magellan Marketing, Inc., and as a founder of Captive Concepts, Inc. As a result of these and other professional experiences, Mr. Vincent possesses particular knowledge and experience that strengthens the Board’s collective qualifications, skills, and experience.

David C. Peterschmidt has served as a director since February 2007. Mr. Peterschmidt is also the Chief Executive Officer and serves on the board of directors of CIBER, Inc., a global information technology consulting services and outsourcing company. Prior to joining CIBER, Inc. Mr. Peterschmidt served as President and Chief Executive Officer of Openwave Systems, Inc. from November 2004 to March 2007. Prior to that, Mr. Peterschmidt served as Chief Executive Officer and Chairman of Securify, Inc., from September 2003 to November 2004 and also as Chief Executive Officer and Chairman of Inktomi, Inc. from July 1996 to March 2003. Mr. Peterschmidt currently serves on the board of directors of Savvis Corporation and CIBER, Inc. Mr. Peterschmidt received a B.A. in Political Science from the University of Missouri and an M.A. from Chapman College.

Mr. Peterschmidt brings to our Board and Audit Committee significant business leadership experience and financial experience as the Chief Executive Officer of each of CIBER, Inc., Openwave Systems, Inc., Securify, Inc., and Inktomi, Inc. Mr. Peterschmidt also has outside director experience as a director of Savvis Corporation and CIBER, Inc. As a result of these and other professional experiences, Mr. Peterschmidt possesses particular knowledge and experience serving as and directing senior management personnel in technology-based companies, and also has relevant accounting and financial expertise and independence that strengthens the Board’s collective qualifications, skills, and experience.

Nathan F. Raciborski, one of our Co-Founders in June 2001, has served as our Chief Technical Officer and as a director since July 2006. Prior to co-founding Limelight, Mr. Raciborski was the Co-Founder and Chief Technical Officer of Aerocast, Inc., from 1999 to 2000. In 1997, he co-founded Entera and served on its board of directors until it was acquired by Cacheflow in 2000. In 1993, Mr. Raciborski co-founded and served as President, Chief Executive Officer and Director of Primenet Services for the Internet, which later merged with GlobalCenter, Inc. where he served as President and Director. GlobalCenter was acquired in 1997 by Frontier Communications, Inc., where he served as President of Network Services until 1998. He also currently serves as a managing member of Cocoon Capital, LLC, a private venture fund.

As a founder and as our Chief Technical Officer, Mr. Raciborski has a depth of experience with our business and industry that provides us with a valuable perspective to guide our strategies. Mr. Raciborski also has business leadership experience in companies in the software, integrated marketing services and telecommunications industries, which provides valuable industry knowledge to the deliberations of the Board. As a result of these and other professional experiences, Mr. Raciborski possesses particular knowledge and experience in the technology that is core to Limelight’s business and also has particular knowledge of the telecommunications and other vendors with whom the Company does business that strengthens the Board’s collective qualifications, skills, and experience.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held eight meetings during fiscal year 2010. All directors attended at least 75 percent of the meetings of the Board of Directors and of the committees on which they served during fiscal year 2010.

Board Independence

The Board of Directors has determined that each of its current directors, except Thomas Falk, Jeffrey W. Lunsford, Nathan F. Raciborski and John J. Vincent, has no material relationship with Limelight and is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect.

Committees of the Board of Directors

The Board of Directors has Audit, Nominating and Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. The following describes each committee, its current membership, its function and the number of meetings held during fiscal year 2010.

Audit Committee

The members of our Audit Committee are Messrs. Amaral, Fisher and Peterschmidt. Mr. Amaral serves as the Chairman of the Audit Committee. We believe that the composition of our Audit Committee meets the requirements for independence under the current requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations, and that each member of our Audit Committee qualifies as an audit committee financial expert under applicable rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations. The Audit Committee held seven meetings during fiscal year 2010.

Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee:

•	evaluates the independent auditors’ qualifications, independence and performance;

•	determines the engagement of the independent auditors;

•	approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviews our financial statements and reviews our critical accounting policies and estimates; and

•

reviews and discusses with management and the independent auditors the results of the annual audit, and our annual audited and quarterly unaudited financial statements, including major issues regarding accounting, disclosure and auditing procedures and practices as well as the adequacy of internal controls that could materially affect the Company’s financial statements.

A copy of the updated Audit Committee charter is available on our website at http://investors.limelightnetworks.com.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Messrs. Amaral, Fisher, Gleberman, Harman, Perrone and Peterschmidt, each of whom is a non-management member of our Board of Directors. Our Board of Directors has determined that each of these members is independent within the meaning of the independent director guidelines of the NASDAQ Stock Market, Inc. The Nominating and Governance Committee held two meetings during fiscal year 2010.

The Nominating and Governance Committee’s purpose is to oversee and assist our Board of Directors in reviewing and recommending nominees for election as directors. The Nominating and Governance Committee also:

•	assesses the performance of the Board of Directors;

•	reviews, and investigates as necessary, any concerns regarding non-financial matters reported on Limelight’s corporate governance hotline;

•	directs guidelines for the composition of our Board of Directors; and

•	reviews and administers our corporate governance guidelines.

A copy of the updated Nominating and Governance Committee charter is available on our website at http://investors.limelightnetworks.com.

Compensation Committee

The members of our Compensation Committee are Messrs. Perrone, Peterschmidt and Amaral. Mr. Perrone serves as the Chairman of the Compensation Committee. Our Board of Directors has determined that each of these members is independent within the meaning of the independent director guidelines of the NASDAQ Stock Market, Inc. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations. The Compensation Committee held thirteen meetings and acted by unanimous written consent on nine occasions during fiscal year 2010.

Our Compensation Committee oversees our corporate compensation programs. The Compensation Committee also:

•	reviews and recommends policy relating to compensation and benefits of our officers and employees;

•	reviews and approves corporate goals and objectives relevant to compensation of the Chief Executive Officer, senior officers and certain other key employees;

•	evaluates the performance of our officers in light of established goals and objectives;

•	sets compensation of our officers based on its evaluations;

•	administers the issuance of stock options and other awards under our stock plans;

•	reviews and approves a report on executive compensation and a compensation discussion and analysis for inclusion in Limelight’s proxy or information statement; and

•	reviews and evaluates, at least annually, its own performance and that of its members, including compliance with the committee charter.

A copy of the updated Compensation Committee charter is available on our website at http://investors.limelightnetworks.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has at any time been an officer or employee of Limelight. No executive officer of Limelight serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Stockholder Recommendations and Nominations

Pursuant to the requirements of its charter, the Nominating and Governance and Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A stockholder desiring to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to:

Corporate Secretary

Limelight Networks, Inc.

222 South Mill Avenue, 8th Floor

Tempe, Arizona 85281

A submitted recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and information regarding any relationships between the candidate and Limelight within the last three years. Any candidates properly recommended in accordance with the foregoing requirements by stockholders will be considered in such manner as the members of our Nominating and Governance Committee deem appropriate.

A stockholder desiring to nominate a person directly for election to the Board of Directors must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are described above under “Deadlines for Receipt of Stockholder Proposals” in this Proxy Statement.

Director Qualifications

We have no stated minimum criteria for director nominees. The Nominating and Governance Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as diversity, experience, length of service and other commitments. This committee believes it appropriate that at least one member of the Board of Directors meet the criteria for an audit committee financial expert as defined by the rules of the SEC, and that a majority of the members of the Board of Directors meet the independent director standard under rules of the NASDAQ Stock Market, Inc. This committee also believes it may be appropriate for certain members of our management, in particular the Chief Executive Officer, to participate as a member of the Board of Directors. Please see “Information About the Directors and Nominees” above for a discussion of the particular experience, qualifications, attributes or skills relative to each member of the Board that led the Board to conclude that each particular director should serve on Limelight’s Board.

Identification and Evaluation of Nominees for Directors

The Nominating and Governance Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of this committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of this committee through management, stockholders or other persons.

The Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. The Nominating and Governance Committee does not implement a different evaluation process for candidates that are nominated for election to the Board by stockholders or other persons.

After such review and consideration, the Nominating and Governance Committee selects, or recommends that the Board of Directors select, the slate of director nominees.

The Board’s Role in Risk Oversight

It is our management’s responsibility to manage risk and to bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Audit Committee regularly reviews treasury risks (insurance, credit, and debt), financial and accounting, legal and compliance risks, information technology security risks and other risk management functions. In addition, the Nominating and Governance Committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Compensation Committee considers risks related to the attraction and retention of employees and risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. We have determined that it is not reasonably likely that Limelight’s compensation and benefit plans would have a material adverse effect on the Company. The full Board considers strategic risks and opportunities and regularly receives reports from the committees of the Board regarding risk oversight in their areas of responsibility.

Board Leadership Structure

The Board recognizes that effective board leadership structure can be dependent on the experience, skills and personal interaction between persons in leadership roles as well as the needs of Limelight at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of the Board by not requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. Currently, the Board does not believe a separation of the Chief Executive Officer and the Chairman positions is necessary or appropriate. The Board also does not believe that combining the positions creates significant risk, including any risk that Mr. Lunsford, as Chief Executive Officer and Chairman, will have excessive or undue influence over the agenda or deliberations of the Board. The Board also does not have a lead independent director. Currently, six of the ten Board positions are held by independent directors with substantial business experience and expertise. Three of the Board positions are occupied by representatives of institutional shareholders holding collectively approximately 33% of the Company’s capital stock.

Board Diversity

We do not have a policy as it relates to diversity in the selection of nominees for the Board of Directors. Our practice is to seek diversity in experience and viewpoint to be represented on the Board. In selecting a director nominee, the Nominating and Governance Committee focuses on skills, expertise or background that would complement the existing Board, recognizing that Limelight’s businesses and operations are diverse and global in nature. With this focal point, following the closing of the merger between Limelight and EyeWonder in fiscal 2010, Limelight increased the size of its Board of Directors from eight to ten directors and appointed Messrs. Thomas Falk and John J. Vincent to the Board of Directors, based on Messrs. Falk’s and Vincent’s specific expertise, background and experience in the rich media advertising solution business.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, but all directors are encouraged to attend these meetings. No directors attended the 2010 annual meeting.

Communicating with the Board of Directors

Any stockholder who desires to contact any of the members of our Board of Directors may write to the following address: Board of Directors, c/o Corporate Secretary, Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board of Directors, as appropriate, depending on the facts and circumstances outlined in the communication received. Where the nature of the communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or our management or independent advisors, as the Secretary considers appropriate.

Code of Ethics and Business Conduct

The Board of Directors recently updated the Company’s Code of Ethics and Business Conduct, which is applicable to our Chief Executive Officer, Chief Financial Officer and all other principal executive and senior financial officers and all employees, officers and directors. The Code of Ethics and Business Conduct is posted on our website at http://investors.limelightnetworks.com.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP to audit our financial statements for the fiscal year ending December 31, 2011. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with Ernst & Young LLP in all of these respects.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of Limelight and its stockholders. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider its selection.

Ernst & Young LLP has audited our financial statements since fiscal year 2006. The Board of Directors expects that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of Ernst & Young LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS LIMELIGHT’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee Charter is available on the Limelight website at http://investors.limelightnetworks.com.

On behalf of the Board of Directors, the Audit Committee oversees Limelight’s financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. Ernst & Young LLP, our independent auditors (“Ernst & Young”), is responsible for expressing an opinion as to the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and for issuing its opinion on management’s assessment and on the effectiveness of Limelight’s internal controls over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Ernst & Young our audited financial statements for the fiscal year ended December 31, 2010 matters relating to Limelight’s internal controls over financial reporting and the processes that support the certifications of the financial statements by Limelight’s Chief Executive Officer and Chief Financial Officer. The Audit Committee also discussed with Ernst & Young the scope and plan for the annual audit. In addition, the Audit Committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from Ernst & Young as required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and the Audit Committee has discussed the independence of Ernst & Young with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K and our Annual Report to our stockholders for the year ended December 31, 2010. The Audit Committee also selected Ernst & Young as Limelight’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The Board of Directors is recommending that the shareholders ratify this selection at the Annual Meeting.

Respectfully submitted by:

Walter D. Amaral, Chairman

Jeffrey T. Fisher

David C. Peterschmidt

Principal Accountant Fees and Services

The following table presents the fees paid or accrued by Limelight for the audit and other services provided by Ernst & Young LLP for the years ended December 31, 2009 and 2010:

	2010	2009
Audit Fees(1)	$1,190,000	$1,228,500
Tax Compliance	60,000	75,000
Tax Advice	126,700	426,000
Other	—	—

Total Fees	$1,416,700	$1,729,500

(1)

Includes fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, and the assistance with review of our SEC filings, including comfort letters, consents and comment letters. Audit fees for 2009 includes fees paid in connection with M&A due diligence.

Audit Committee Pre-Approval Policy

Prior to the initiation of any audit related or non-audit related service, the Audit Committee is presented with a proposal for such service and an estimate of the fees for pre-approval. In the event the scope of the work requires change from the initial proposal, the modified proposal is presented to the Audit Committee for pre-approval. The requests for pre-approvals are presented to the Audit Committee at the time of the committee’s regularly scheduled meetings, or on an as-needed basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit related and non-audit related services to be performed by Limelight’s independent auditors and associated fees on an as-needed basis. Such pre-approvals are reported to the full Audit Committee at its next regularly scheduled meeting. Subsequent to our initial public offering, effective on June 7, 2007, the Audit Committee has pre-approved 100% of audit related and non-audit related services by Limelight’s independent auditors.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by Ernst & Young LLP is compatible with maintaining their independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information about the beneficial ownership of our common stock on March 31, 2011, by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2011 and common stock issuable upon the vesting of restricted stock units within 60 days of March 31, 2011, ignoring the withholding of shares of common stock to cover applicable taxes, are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person. Percentage of ownership is based on 112,147,268 shares of our common stock outstanding on March 31, 2011. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona 85281.

	Shares Beneficially Owned
Beneficial Owner	Number	Percent
5% Stockholders
GS Capital Partners Entities(1)	30,700,677	27.4%
Oak Investment Partners XII, L.P.(2)	6,173,841	5.5%
Executive Officers and Directors
Jeffrey W. Lunsford(3)	2,647,953	1.5%
Nathan F. Raciborski(4)	4,255,664	3.1%
Douglas S. Lindroth (5)	331,084	*
John J. Vincent(6)	1,352,225	1.2%
David M. Hatfield(7)	400,471	*
Walter D. Amaral(8)	107,500	*
Thomas Falk(9)	664,378	*
Jeffrey T. Fisher(10)	63,785	*
Joseph H. Gleberman(11)	30,740,677	27.4%
Fredric W. Harman(12)	6,173,841	5.5%
Peter J. Perrone(13)	30,740,677	27.4%
David C. Peterschmidt(14)	92,500	*
All directors and executive officers as a group (13 persons)(15)	47,046,296	39.6%

(1)

Funds affiliated with or managed by Goldman, Sachs & Co. are GS Capital Partners V Fund, L.P. (15,940,283 shares of common stock), GS Capital Partners V Offshore Fund, L.P. (8,234,087 shares of common stock), GS Capital Partners V Institutional, L.P. (5,466,153 shares of common stock) and GS Capital Partners V GmbH & Co. KG (631,970 shares of common stock) (the “Goldman Sachs Funds”). Voting and dispositive power for the shares held by GS Capital Partners V Fund, L.P. is held by its general partner GSCP V Advisors, L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P. except to the extent of its pecuniary interest therein, if any. Voting and dispositive power for the shares held by GS Capital Partners V Offshore Fund, L.P. is held by its general partner GSCP V Offshore Advisors, L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V Offshore Fund, L.P. except to the extent of its pecuniary interest therein, if any. Voting and dispositive power for the shares held by GS Capital Partners V Institutional, L.P. is held by its general partner GS Advisors V., L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V Institutional, L.P. except to the extent of its pecuniary interest therein, if any. Voting and dispositive power for the shares held by GS Capital Partners V GmbH & CO. KG is held by its managing limited partner Goldman, Sachs Capital Management GP GmbH, which disclaims beneficial ownership of the shares held by GS Capital Partners V GmbH & CO. KG except to the extent of its pecuniary interest therein, if any. Goldman, Sachs & Co. is a wholly owned subsidiary of The Goldman Sachs Group, Inc. and was an underwriter of our initial public offering. Goldman, Sachs & Co. is an investment manager of GSCP V Advisors, L.L.C., GSCP V Offshore Advisors, L.L.C. and Goldman, Sachs Capital Management GP GmbH. The Goldman Sachs Group, Inc., and certain affiliates, including Goldman, Sachs & Co. and the Goldman Sachs Funds, may be deemed to directly or indirectly beneficially own an aggregate of 30,700,677 shares of common stock which are owned directly or indirectly by the Goldman Sachs Funds. The general partner, managing general partner or managing limited partner of the Goldman Sachs Funds are affiliates of the Goldman Sachs Group, Inc. and Goldman, Sachs & Co. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds and their general partner, managing general partner or managing limited partner share voting and investment power with certain of their respective affiliates. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaim beneficial ownership of the shares held by the Goldman Sachs Funds, except to the extent of its pecuniary interest therein, if any. The address of each of the GS Capital Partners entities is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attn: John E. Bowman. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2011 on behalf of The Goldman Sachs Group, Inc. and the GS Capital Partners.

(2)

The names of the parties who share power to vote and share power to dispose of the shares held by Oak Investment Partners XII, L.P. are Oak Management Corporation, Fredric W. Harman, Bandel L. Carano, Gerald R. Gallagher, Ann H. Lamont, Edward F. Glassmeyer, Grace A. Ames, Iftikar A. Ahmed, and Warren B. Riley all of whom are managing members of Oak Associates XII, LLC, the General Partner of Oak Investment Partners XII, L.P. Each such individual disclaims beneficial ownership of the securities held by such partnership in which such individual does not have a pecuniary interest. Oak Management Corporation is the manager of Oak Investment Partners XII, L.P. The address of Oak Investment Partners XII, L.P. is 525 University Avenue, Suite 1300, Palo Alto, CA 94301, Attn: Frederic W. Harman. This information is based on a Schedule 13G/A filed with the SEC on February 13, 2009 on behalf of Oak Management Corporation and also includes 40,000 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2011 that Mr. Harman has assigned to Oak.

(3)	Includes 1,654,210 shares of common stock held by Jeffrey W. Lunsford. Also includes 993,743 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2011.

(4)

Includes 1,212,185 shares of common stock held by Nathan Raciborski, 1,554,835 shares of common stock held by the Nathan Raciborski Grantor Retained Annuity Trust dated December 15, 2009 (the “Raciborski GRAT”), 763,447 shares of common stock held by the Raciborski Children’s Irrevocable Trust dated October 16, 2009 (the “Raciborski Children’s Trust”), and 725,197 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2011. Nathan F. Raciborski is a trustee of the Raciborski GRAT and the Raciborski Children’s Trust and holds voting and dispositive power for the shares held by the Raciborski GRAT and the Raciborski Children’s Trust.

(5)

Includes 162,337 shares of common stock held by Doug Lindroth, which includes 14,584 restricted stock units to which the restrictions will lapse within 60 days of March 31, 2011 and which remain subject to a risk of forfeiture until such time as these restrictions lapse. Also includes 154,163 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2011.

(6)	Includes 1,352,225 shares of common stock held by John Vincent.

(7)	Includes 66,936 shares of common stock held by David Hatfield. Also includes 333,535 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2011.

(8)	Includes 107,500 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2011.

(9)

Includes 9,185 shares of common stock held by Thomas Falk, 605,818 shares of common stock held by VEST Europe GmbH for which Mr. Falk is the sole shareholder and has voting and dispositive power, and 49,375 shares held by eValue AG, which Mr. Falk serves as CEO and managing director and has voting and dispositive power.

(10)	Includes 63,785 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2011.

(11)

See footnote (1) above. Joseph H. Gleberman is a Managing Director of Goldman, Sachs & Co. Mr. Gleberman holds voting and dispositive power for the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG. Mr. Gleberman disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG except to the extent of his pecuniary interest therein. Also includes 40,000 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2011 that Mr. Gleberman has assigned to Goldman Sachs.

(12)

See footnote (2) above. Fredric W. Harman has voting and dispositive power for the shares held by Oak Investment Partners XII, Limited Partnership. Mr. Harman disclaims beneficial ownership of the securities held by such partnership in which he does not have a pecuniary interest. Also includes 40,000 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2011 that Mr. Harman has assigned to Oak.

(13)

See footnote (1) above. Peter J. Perrone is a Managing Director of Goldman, Sachs & Co. Mr. Perrone does not hold voting or dispositive power for the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG. Mr. Perrone disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG except to the extent of his pecuniary interest therein. Also includes 40,000 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2011 that Mr. Perrone has assigned to Goldman Sachs.

(14)	Includes 92,500 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2011

(15)

Includes an aggregate of 2,703,564 shares issuable upon exercise of options that are exercisable and vesting within 60 days of March 31, 2011. Also includes 14,584 restricted stock units to which the restrictions will lapse within 60 days of March 31, 2011 and which remain subject to a risk of forfeiture until such time as these restrictions lapse.

COMPENSATION COMMITTEE REPORT

The material in this report is not deemed soliciting material or filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by:

Peter J. Perrone, Chairman

David C. Peterschmidt

Walt Amaral

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation philosophy is to attract, motivate and retain talented executives responsible for the success of Limelight, which operates in an extremely competitive and rapidly changing part of the high technology industry. With this in mind, we strive to set our compensation programs within the appropriate competitive framework and based on the achievement of Limelight’s overall financial results, individual contributions and performance by executives and employees and each executive’s potential to enhance long-term stockholder value. Within this overall philosophy, our objectives are to:

•

Motivate executive officers to achieve quantitative financial and qualitative non-financial objectives and create a meaningful link between achievement of these objectives and individual executive compensation;

•

Align the financial interests of executive officers with those of Limelight’s stockholders by providing significant equity-based incentives, while carefully considering both stockholder dilution and stock-based compensation expense; and

•	Offer a competitive total compensation package that enables Limelight to attract and retain top talent.

The Compensation Committee of the Board of Directors guides our compensation philosophy and objectives. The Compensation Committee uses the above-mentioned objectives as a guide in establishing the compensation programs, practices and packages offered to Limelight’s executive officers and in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation, although we have no formal or informal policies regarding such allocations.

The compensation for our named executive officers consists of three primary components: base salary, annual incentive cash bonus and equity awards. Other compensation components include severance and change of control provisions, 401(k) retirement benefits and generally available benefits such as health insurance. Limelight considers the proper allocation between long- and short-term incentives by considering the balance that is required to attract and retain executives and reward them for the short-term success of our business while appropriately motivating the executives to strive to achieve our longer-term goals. We also consider the need to offer compensation packages which are comparable to those offered by companies competing with Limelight for executive talent. In allocating between cash and non-cash compensation, we seek to be in the middle of the pack within our peer group for cash compensation, and above average for non-cash, or equity based, compensation. We also believe that generally available benefits (such as 401(k) plan participation and health benefits) should be competitive with the external job market, in order to allow us to attract and retain talent. The Compensation Committee, however, does not have a pre-established policy or target for the allocation between long- and short-term incentive compensation and cash and non-cash compensation.

Throughout this Compensation Discussion and Analysis, the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2010, as well as the other individuals included in the “Summary Compensation Table,” are referred to as the “named executive officers.”

Role and Authority of the Board of Directors and the Compensation Committee

The Compensation Committee has decision-making authority with respect to the compensation of our named executive officers. The members of the Compensation Committee are directors Peter J. Perrone, David C. Peterschmidt and Walt Amaral. Each of these individuals qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market, Inc., (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code. The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on our website at www.limelightnetworks.com/investors.

The Compensation Committee carries out the Board of Directors’ responsibilities to: (i) oversee Limelight’s compensation policies, plans and benefits programs; (ii) approve the compensation of our Chief Executive Officer and other executive officers; and (iii) administer Limelight’s equity compensation and incentive plans. In reviewing and approving the executive compensation packages offered to our named executive officers and other key employees, the Compensation Committee is responsible for ensuring that such packages are consistent with our compensation philosophy and objectives. The Compensation Committee also periodically reviews and makes recommendations to the Board of Directors regarding compensation, both cash and equity, for members of the Board of Directors. During fiscal 2010, the Board did not make any changes to the current director compensation structure. The Board did, however, make changes to the director compensation structure during fiscal 2011. These changes became effective on January 1, 2011. These fiscal 2011 changes are described in greater detail below under “Director Compensation.”

In carrying out its responsibilities, the Compensation Committee may engage outside consultants and consult with Limelight’s Human Resources department and other company executives as the Compensation

Committee determines to be appropriate. In December 2007, May 2009, December 2009 and December 2010, the Compensation Committee engaged Compensia, an executive compensation consulting firm, and received an Executive Compensation Assessment from Compensia in February 2008, May 2009, December 2009 and December 2010. In May and December 2009, the Compensation Committee received advice and guidance from Compensia regarding confirmation of the Company’s executive compensation strategy, assessment of the total pay packages for the Company’s senior executives relative to market and peers and development of 2010 executive equity grant guidelines. The Compensation Committee currently feels that it is adequately and appropriately able to assess and determine the compensation arrangements for our named executive officers based on the information provided through the Compensia Report process, comparative market data provided by management, and the Committee members’ own experience and knowledge regarding compensation matters. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee. The Compensation Committee may delegate any of its responsibilities to one or more directors or to members of management, to the extent permitted by applicable law. The Compensation Committee has not delegated any of its responsibilities with respect to the named executive officers and has no plans to do so.

The Compensation Committee also meets as frequently as it deems necessary to address matters within its area of responsibility. During 2010, the Committee met thirteen (13) times, and took action by unanimous written consent on nine (9) occasions. The Compensation Committee intends to review annually the base salaries, annual incentive cash bonus and long-term equity incentive awards for the named executive officers. For 2010, the Compensation Committee reviewed all compensation components for the NEOs in the first fiscal quarter and intends, as it did in 2011, to continue to review all compensation components for the NEOs in the first quarter of each year going forward. The Compensation Committee will, however, review and may adjust an officer’s compensation at any time during the year if and when the Committee deems such review to be necessary to align that officer’s compensation with our compensation philosophy and objectives.

The Board has delegated limited authority to a committee consisting of the Chief Executive Officer and the Chairman of the Compensation Committee (the “Equity Award Committee”) to grant equity awards within certain parameters. The Equity Award Committee may grant awards only with respect to consultants, new hires and promotions for employees below the level of Vice President (and with respect to new hires, who are not expected to shortly thereafter become a Vice President or above). The Compensation Committee has approved an Equity Grant Policy and equity award matrix that includes equity incentive ranges for non-officer employees based on title, job responsibilities, seniority and other factors. This matrix is reviewed and approved annually by the Compensation Committee. Each month, the Director of Human Resources prepares a proposed grant list and confirms that the proposed awards are consistent with the equity award matrix. The proposed award list is submitted to the Equity Award Committee at the first of the month. If approved by the Equity Award Committee by the second Tuesday of the month, then the awards are effective as of the second Tuesday of the month and the per share exercise price is set at the closing price of our common stock on the NASDAQ Stock Market on that grant date. If the Equity Award Committee’s approval of the proposed list is not obtained by the second Tuesday of the month, then the proposed awards are carried over for consideration the following month.

Role of Executive Officers in Compensation Decisions

The Compensation Committee on occasion meets with Mr. Lunsford, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for the named executive officers. At least annually, the Compensation Committee considers, but is not bound by and does not always accept, Mr. Lunsford’s recommendations for the named executive officers. These meetings typically occur in connection with a quarterly meeting of the Board of Directors or as part of a regularly scheduled Compensation Committee meeting. Recommendations with respect to equity award grants are made as part of our formal equity award grant process, pursuant to which management submits equity award recommendations to the Equity Award Committee (with respect only to employees who are not named executive officers) and/or the Compensation Committee.

Mr. Lunsford and Philip Maynard, our Chief Legal Officer and Corporate Secretary, regularly attend meetings of the Compensation Committee but are excused from the meetings as appropriate when matters of executive compensation in which they may have a financial interest are discussed. In addition, other executives or employees sometimes attend the Compensation Committee’s meetings, but they also leave the meetings as appropriate when matters of executive compensation are discussed. The Compensation Committee considers and discusses Mr. Lunsford’s compensation package — salary as well as equity — without him present.

Role of Compensation Consultant

As noted, the Compensation Committee engaged the compensation consulting firm Compensia in December 2007, May 2009, December 2009 and December 2010. Compensia’s May and December 2009 Executive Compensation Assessment reports and the advice and guidance provided by Compensia pursuant to its May and December 2009 engagements by the Compensation Committee were sources of data for the Committee’s analysis of our executive and general employee compensation. The purposes of the Compensia report included advising the Compensation Committee regarding the role of market data in the compensation determination process, providing a review of emerging trends and best practices in executive compensation, assessing the competitiveness of Limelight’s current executive compensation and providing considerations for the Compensation Committee. Compensia’s analysis included base salary, annual incentive bonus and equity awards for the surveyed group described below. Limelight’s management team uses the Compensia data as a tool in making recommendations to the Compensation Committee on compensation adjustments and new hire offers that are consistent with Limelight’s compensation philosophy, objectives and goals. Compensia does not provide any additional services to Limelight. Compensia provided its services directly to the Compensation Committee.

To compare our executive and managerial employee compensation program for fiscal 2010 to the market, Compensia, as described in its December 2009 report, surveyed technology companies that published their pay practices. The companies surveyed were: 3Par, Abovenet, Arcsight, Art Technology Group, Aruba Networks, Bigband Networks, Blue Nile, Cogent Communications GRP, CommVault Systems, DealerTrack Holdings, DG FastChannel, DivX, HMS Holdings, InterNAP Network Services, Isilon Systems, J2 Global Communications, Netsuite, Neutral Tandem, Saba Software, Shutterfly, Switch & Data Facilities Company, Synchronoss Technologies, Taleo, Terremark Worldwide, Web.com Group and Websense. The employers included in the survey are companies that have employees with similar experience and education levels to Limelight’s employees. In order to maintain competitiveness within the marketplace, Limelight considers this peer group data in determining its executive compensation.

Components of Compensation

The components of our executive officer compensation include:

•	Base salary;

•	Annual Incentive Bonus;

•	Equity-based incentive awards;

•	Severance and change of control protection;

•	Retirement benefits provided under a 401(k) plan; and

•	Generally available benefit programs.

We selected these components because we believe each is necessary to help us attract and retain the executive talent on which Limelight’s success depends. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy. The Compensation Committee, however, will review these elements of compensation on occasion and will alter or add to the elements if it believes that changes will better achieve Limelight’s compensation objectives.

The Compensation Committee reviews the entire executive compensation program (other than retirement benefits under the 401(k) plan and generally available benefit programs) on at least an annual basis. However, the Compensation Committee at any time may review one or more components as necessary or appropriate to ensure such components remain competitive, appropriately designed to reward performance and aligned with our compensation philosophy and objectives.

In fiscal 2010, the use and weight of the executive compensation components were based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall compensation objectives, including our incentive and retention needs, the need to align incentives with our stockholders’ interests, and our goal of staying competitive within the external job marketplace as evidenced by the Compensia survey noted above and by the general experience and knowledge of our Compensation Committee members. The Compensation Committee reviews the base salary, total cash compensation and equity compensation of our named executive officers relative to market comparables based on the data provided by Compensia, comparative market data provided by management, and the Committee members’ own experience and knowledge, and intends to move these elements of compensation toward market averages. In fiscal 2010, the Compensation Committee intended to generally align our named executive officer compensation against the market as follows, with target total cash compensation generally aligning nearer the middle of the range and target equity generally aligning nearer the upper end of the range:

Element of Compensation	Percentile
Base Salary	50 th to 75th
Target Total Cash	25 th to 75th
Target Equity	50 th to 75th

Base Salary. Limelight provides base salary to its named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year.

In conjunction with our annual performance review process, the Compensation Committee intends to review executive officer base salaries. During this process, the Chief Executive Officer will review the performance of the named executive officers and will report those findings to the Compensation Committee. A named executive officer’s personal performance will be judged in part on whether our business objectives are being met. In setting base salary changes, management and the Compensation Committee considers each named executive officer’s experience, skills, knowledge, responsibilities and performance and Limelight’s performance as a whole. An assessment of a named executive officer’s personal performance is qualitative, with much reliance on our Chief Executive Officer’s subjective evaluation of a named executive officer’s personal performance and the Compensation Committee’s experience and knowledge regarding compensation matters. No specific weight is attributed to any of the factors considered by the Compensation Committee in setting base salary changes. For newly hired named executive officers, the Compensation Committee also considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Limelight. We will aim to keep salaries in line with the external job market. Increases over the prior year’s base salary also will be considered within the context of our overall annual merit increase budget to ensure that any increases are fiscally prudent and feasible for us. The Compensation Committee does not apply specific formulas to determine increases. There is no process in setting these budgets other than the annual business planning process. For fiscal 2010, the Compensation Committee also considered general economic conditions and the risks such conditions posed to achievement of the Company’s financial performance targets for 2010.

During fiscal 2010, Messrs. Lunsford, Lindroth, Raciborski and Hatfield received an increase in base salary, bringing their respective fiscal 2010 base salaries to $416,000, $312,000, $306,800 and $260,000. Mr. Vincent began his employment with the Company on April 30, 2010 pursuant to an employment agreement and received a fiscal 2010 base salary of $250,000.

Annual Incentive Cash Bonuses. We have utilized cash bonuses to reward performance achievements and have in place annual target incentive bonuses for each of our executive officers, payable either in whole or in part, depending on the extent to which the applicable performance goals are achieved. Bonuses in excess of the target bonus amounts can be earned for financial performance in excess of the targets established by the Compensation Committee. For 2010, executive incentive bonuses were determined, based upon measures of corporate performance, specifically revenue and adjusted EBIT targets, for all of the named executive officers except for Mr. Vincent, who participated in the EyeWonder bonus plan as discussed in more detail below. Adjusted EBIT means the Company’s earnings before interest and taxes adjusted for certain items including stock based compensation, litigation expense and an accrual for the target bonuses. We believe that these targets presented achievable goals, but were not necessarily certain and depended upon successful execution of our business plan. Bonuses are reviewed and approved by the Compensation Committee, which determined the performance and operational criteria necessary for award of such bonuses. For 2010, Messrs. Lunsford, Lindroth, Raciborski and Hatfield received bonuses of $512,573, $188,100, $206,910 and $376,200, respectively, which represented approximately 123%, 60%, 67% and 145% of their base salaries, respectively.

As noted above, during fiscal 2010, Mr. Vincent continued to participate in the EyeWonder bonus plan that was in effect prior to the merger with the Company. For 2010, the EyeWonder incentive bonus was determined, based upon a measure of corporate performance, specifically adjusted EyeWonder EBITDA. Adjusted EyeWonder EBITDA means EyeWonder’s earnings before interest, taxes, debt and amortization adjusted for certain transaction costs. Mr. Vincent’s bonus for fiscal 2010 was $11,637, which represented approximately 5% of his base salary. Beginning in fiscal 2011, Mr. Vincent will participate in the Limelight annual incentive bonus plan.

Long-Term Incentive Program. The principal goals of Limelight’s long-term equity-based incentive program are to align the interests of named executive officers with Limelight’s stockholders and to provide each named executive officer with a significant incentive to manage Limelight from the perspective of an owner with an equity stake in the business. Another goal of the long-term equity-based incentive program is to provide a competitive overall compensation package that will enable us to attract and retain talented executives. The Compensation Committee believes that unvested equity awards are a key factor in motivating and retaining executive personnel, as well as incentivizing executive personnel to preserve the current value and grow the future value of Limelight’s stock, thereby furthering the interests of Limelight’s other stockholders. Equity-based awards granted during 2010 to our named executive officers were granted under our 2007 Equity Incentive Plan and were approved by the Compensation Committee. The Compensation Committee intends to address annual refresh grants in of the first fiscal quarter of each year. The Compensation Committee will, however, periodically consider equity award grants as may be necessary or appropriate to achieve the objectives of the long-term incentive component of the overall executive compensation program.

The Compensation Committee determined the appropriate equity grant amounts to be awarded in fiscal 2010 to certain of its named executive officers to meet Limelight’s retention and business objectives by reviewing and considering competitive market data, the number and value of each named executive officer’s then current equity award holdings and total compensation, each named executive officer’s personal performance, the importance of each named executive officer’s anticipated contributions to the development of long-term value creation and the Compensation Committee members’ experience and knowledge with respect to equity compensation. In determining the appropriate equity grant amounts, management and the Compensation Committee subjectively considered each named executive officer’s experience, skills, knowledge, responsibilities and performance and Limelight’s performance as a whole. There is no specific weight given to any one of these elements of personal performance nor are there particular metrics associated with any one of these elements of personal performance. Rather than measuring each named executive officer’s personal performance against formal personal performance goals or elements, we rely on the Chief Executive Officer’s subjective evaluation of each named executive officer’s personal performance and the Compensation Committee’s experience and knowledge regarding compensation matters to evaluate the personal performance of the named executive officers and to determine appropriate compensation for such officers. The Compensation Committee also relied, in part, on peer group compensation data and extant equity award valuation analyses provided by Compensia in determining the appropriate equity grant amounts to be awarded in fiscal 2010 to certain of its named executive officers. Based on these factors, in February 2010, the Compensation Committee awarded each of Messrs. Lunsford, Lindroth, Raciborski, and Hatfield options to purchase 1,200,000, 225,000, 175,000 and 175,000 shares of our common stock, respectively, at an exercise price of $3.68, the fair market value of our common stock on the date of grant. Also, the Compensation Committee authorized an award to Mr. Lunsford of 300,000 restricted stock units. Each restricted stock unit represents a contingent right to receive one (1) share of the Company’s common stock. Each of the restricted stock unit awards are performance based, and, if eligible, would vest in three tranches, the first of which would vest on the third business day following the release of the Company’s fiscal 2010 financial results, the second of which would vest on December 31, 2011 and the third of which would vest on December 31, 2012; provided that Mr. Lunsford remained an employee or service provider of the Company on each vesting date. All or a portion of the restricted stock units become eligible for vesting based upon the achievement of certain fiscal 2010 financial performance targets established by the Compensation Committee related to the earn-out feature described in the agreement and plan of merger to acquire the Company’s EyeWonder business unit. Specifically, performance targets for revenue and EBITDA. Restricted stock units that do not become eligible are forfeited. Subsequent to the end of fiscal 2010, it was determined that the performance criteria for this award had not been achieved, and therefore, the RSUs were not eligible to vest and were accordingly forfeited.

Pursuant to the terms of his Employment Agreement, on April 30, 2010, Mr. Vincent received a grant of 750,000 restricted stock units. Each restricted stock unit represents a contingent right to receive one (1) share of the Company’s common stock. The restricted stock unit grant was time based and vested 1/16th on July 1, 2010, then 1/16th on each September 1, December 1, March 1 and June 1 thereafter until such time as all restricted stock units have vested, provided that Mr. Vincent’s continued service through each vesting date.

With respect to non-named executive officers, equity award grants are generally made within grant guidelines established by the Compensation Committee, in consultation with management, based on job grade, job title, responsibility level, seniority level or other factors, which may include the competitive hiring marketplace. With respect to the named executive officers, the Chief Executive Officer makes recommendations on such guidelines and the named executive officer’s actual grants. The grant guidelines assist us in keeping its equity grants within the budgeted grant pool approved by the Compensation Committee, and thereby efficiently managing its available equity pool and its overhang.

For fiscal 2011, the Compensation Committee intends to continue to grant equity awards. The Compensation Committee will determine the size of long-term, equity-based incentives based on each named executive officer’s position within Limelight and will seek to set a level that will create a meaningful opportunity for stock ownership and will motivate each named executive officer to remain in Limelight’s service. In addition, in determining the size of a named executive officer’s equity grant, the Compensation Committee will take into account an individual’s recent performance, as well as the factors discussed below. The Compensation Committee has not formalized the process by which it will take an individual’s performance or other factors into account, but may do so in the future.

In reviewing and analyzing the appropriate amount and type of equity awards to be granted, the Compensation Committee also may review the following factors:

•	The number of shares subject to awards granted to an individual in a given role or position;

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The number of shares owned, and the number of shares subject to equity awards granted by role or position as a percentage of total shares owned, option shares granted, shares of restricted stock granted and shares subject to restricted stock unit awards granted or outstanding as a percentage of total common stock outstanding;

•	The individual’s vested and unvested equity positions;

•	The individual’s total compensation package; and

•	A comparison of the individual’s award and total compensation to similar positions in selected companies in high growth, technology industries.

The Compensation Committee views these factors as the main motivators to retain and attract key management talent.

On a total company basis, when appropriate, the Compensation Committee also analyzes:

•	The number of shares used by Limelight during the year with respect to new equity awards (i.e., burn rates);

•	The number of shares subject to outstanding equity awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang); and

•	The number of shares subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).

The Compensation Committee believes that analyzing the above factors allows it to assess whether granting additional awards to the named executive officers is prudent based on the pool of shares we have available for grants to all of its service providers and to take into consideration the impact on the dilution of stockholder interests and overhang.

Equity Award Practices. For fiscal 2011, we expect that most equity award grants will be stock options, however we may grant a mix of options and restricted stock units in situations where the compensation philosophy and objectives would be best met by doing so. In prior years, our equity awards extended to most employees. Beginning in 2009, we concentrated equity awards among those positions with the greater opportunity to affect our financial performance and intend to continue this practice. The vesting schedules applied to equity awards, usually three or four years, provide both a strong retention tool and also balances each executive’s focus on our short term and long term goals.

Prior to September 2007, the effective grant date for all equity awards to our named executive officers was the date on which the Compensation Committee or the Board of Directors approved the grant. Historically, this was accomplished through actions by unanimous written consent. In September 2007, our Board of Directors adopted a policy providing for approval of equity awards in advance of a future effective grant date. Limelight follows this granting policy as a best practice approach recommended by outside counsel to ensure all equity awards comply with laws and regulations. All stock options granted to the named executive officers have a per share exercise price equal to the fair market value of Limelight’s common stock on the grant date.

Stock Ownership Guidelines. At this time, the Board of Directors has not adopted stock ownership guidelines with respect to the named executive officers or otherwise.

Limelight has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to Limelight’s common stock. In addition, Messrs. Lunsford, Lindroth, Hatfield, Vincent and Raciborski have each entered into a Rule 10b5-1 trading plan.

Employment Agreements, Severance and Change of Control Benefits

Employment Agreements. Limelight has written employment agreements with certain executive officers, including each of its named executive officers. Each agreement provides that the executive’s employment with Limelight is “at-will” and may be terminated at any time by either party, either with or without cause, upon written notice to the other party. Depending upon the circumstances of the executive’s termination, the executive may be entitled to severance benefits or change of control benefits.

In December 2008 the employment agreement for then-current each named executive officer was amended to bring each agreement into compliance with the rules and regulations under section 409A of the Internal Revenue Code of 1986, as amended.

On October 20, 2006, we entered into an employment agreement with Jeffrey W. Lunsford, our President, Chief Executive Officer and Chairman. Pursuant to the terms of Mr. Lunsford’s employment agreement, amended December 30, 2008, Mr. Lunsford’s annual salary for 2009 was $400,000, which was unchanged from his 2008 annual salary. Mr. Lunsford’s salary is subject to annual review, and effective January 1, 2010, Mr. Lunsford’s annual salary increased to $416,000. Mr. Lunsford is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2010, Mr. Lunsford’s target annual incentive bonus was $299,750, which had increased from his 2009 target annual incentive bonus. The earned annual cash incentive bonus payable to Mr. Lunsford depended upon the extent to which the applicable performance goals were achieved. Mr. Lunsford’s actual paid bonus for 2010 was $512,573. In February 2010, the Compensation Committee awarded Mr. Lunsford options to purchase 1,200,000 shares of our common stock at an exercise price of $3.68. One forty-eighth of the total number of shares subject to the option vested on February 1, 2010, and an additional one forty-eighth of the total number of shares subject to the option vest monthly thereafter, provided Mr. Lunsford remains with the Company through each such vesting date. The Compensation Committee also awarded Mr. Lunsford with 300,000 performance-based restricted stock units, which, if eligible, would vest in three tranches, the first of which would vest on the third business day following the release of the Company’s fiscal 2010 financial results, the second of which would vest on December 31, 2011 and the third of which would vest on December 31, 2012; provided that Mr. Lunsford remained an employee or service provider of the Company on each vesting date. Mr. Lunsford’s employment agreement provides that we will reimburse Mr. Lunsford for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

On September 22, 2008, we entered into an employment agreement with Nathan F. Raciborski, our Co-Founder and Chief Technology Officer. Pursuant to the terms of Mr. Raciborski’s employment agreement, amended December 30, 2008, Mr. Raciborski’s annual salary for 2009 was $295,000, which was unchanged from his 2008 annual salary. Mr. Raciborski’s salary is subject to annual review, and effective January 1, 2010, Mr. Raciborski’s annual salary increased to $306,800. Mr. Raciborski is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2010, Mr. Raciborski’s target annual incentive bonus was $121,000 which had increased from his 2009 target annual incentive bonus. The earned annual cash incentive bonus payable to Mr. Raciborski depended upon the extent to which the applicable performance goals were achieved. Mr. Raciborski’s actual paid bonus for 2010 was $206,910. In February 2010, the Compensation Committee awarded Mr. Raciborski options to purchase 175,000 shares of our common stock at an exercise price of $3.68. One forty-eighth of the total number of shares subject to the option vested on February 1, 2010, and an additional one forty-eighth of the total number of shares subject to the option vest monthly thereafter, provided Mr. Raciborski remains with the Company through each such vesting date. Mr. Raciborski’s employment agreement provides that we will reimburse Mr. Raciborski for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

On October 20, 2008, we entered into an employment agreement with Douglas S. Lindroth, our Senior Vice President, Chief Financial Officer and Treasurer. Pursuant to the terms of Mr. Lindroth’s employment agreement, amended December 30, 2008, Mr. Lindroth’s annual salary for 2009 was $300,000. Mr. Lindroth’s salary is subject to annual review, and effective January 1, 2010, Mr. Lindroth’s annual salary increased to $312,000. Mr. Lindroth is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2010, Mr. Lindroth’s target annual incentive bonus was $110,000 which had increased from his 2009 target annual incentive bonus. The earned annual cash incentive bonus payable to Mr. Lindroth depended upon the extent to which the applicable performance goals were achieved. Mr. Lindroth’s actual paid bonus for 2010 was $188,100. In February 2010, the Compensation Committee awarded Mr. Lindroth options to purchase 225,000 shares of our common stock at an exercise price of $3.68. One forty-eighth of the total number of shares subject to the option vested on February 1, 2010, and an additional one forty-eighth of the total number of shares subject to the option vest monthly thereafter, provided Mr. Lindroth remains with the Company through each such vesting date. Mr. Lindroth’s employment agreement provides that we will reimburse Mr. Lindroth for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties. In fiscal 2009, the Compensation Committee also approved an automobile allowance for Mr. Lindroth.

On March 27, 2007, we entered into an employment agreement with David M. Hatfield, our Senior Vice President of Worldwide Sales, Marketing and Services. Pursuant to the terms of Mr. Hatfield’s employment agreement, amended December 30, 2008, Mr. Hatfield’s annual salary for 2009 was $250,000, which is unchanged from 2008. Mr. Hatfield’s salary is subject to annual review, and effective January 1, 2010, Mr. Hatfield’s annual salary increased to $260,000. He is also eligible to receive an annual cash incentive bonus payable on achievement of performance goals established by the Compensation Committee. During calendar year 2010, Mr. Hatfield’s target annual incentive bonus was $220,000 which had increased from his 2009 target annual incentive bonus. The earned annual cash incentive bonus payable to Mr. Hatfield depended upon the extent to which the applicable performance goals were achieved. Mr. Hatfield’s actual paid bonus for 2010 was $376,200. In February 2010, the Compensation Committee awarded Mr. Hatfield options to purchase 175,000 shares of our common stock at an exercise price of $3.68. One forty-eighth of the total number of shares subject to the option vested on February 1, 2010, and an additional one forty-eighth of the total number of shares subject to the option vest monthly thereafter, provided Mr. Hatfield remains with the Company through each such vesting date. Mr. Hatfield’s employment agreement provides that we will reimburse Mr. Hatfield for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

On December 21, 2009, the Company entered into an employment agreement, which was effective on April 30, 2010, with Mr. Vincent, our Chief Executive Officer of EyeWonder, a Limelight Networks business. Pursuant to the terms of Mr. Vincent’s employment agreement, Mr. Vincent’s annual base salary for fiscal 2010 was $250,000. Mr. Vincent is eligible to receive annual cash incentives payable for the achievement of the Company, business unit or individual performance goals as established or approved by the Board. During calendar year 2010, Mr. Vincent’s target annual incentive bonus was $210,000. The earned annual cash incentive bonus payable to Mr. Vincent depended upon the extent to which the applicable performance goals were achieved. Mr. Vincent’s actual paid bonus for 2010 was $11,637. On April 30, 2010, pursuant to the terms of his employment agreement, Mr. Vincent received a grant of 750,000 restricted stock units covering shares of the Company’s common stock. One-sixteenth of the restricted stock units vested on July 1, 2010, and one-sixteenth of the restricted stock units vest on each March 1, June 1, September 1 and December 1 thereafter until such time as all restricted stock units have vested, subject to Mr. Vincent’s continued service through each vesting date.

The terms “cause” and “change of control” are used substantially consistently among the employment agreements with the named executive officers. Generally, the term “cause” or “for cause” means termination of employment as a result of:

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Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of an executive with respect to his or her obligations under the employment agreement or otherwise relating to the business of Limelight;

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Repeated or habitual neglect of executive’s duties or responsibilities that continues after notice of such neglect, or failure or refusal to carry-out the legitimate assignments given by the Chief Executive Officer or the Board;

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Any act of personal dishonesty in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment;

•	Executive’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

•	A breach of any fiduciary duty owed to the Company by executive that has a material detrimental effect on the Company’s reputation or business;

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Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not executive admits or denies liability);

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Executive (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence; or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, executive’s failure to waive attorney-client privilege relating to communications with executive’s own attorney in connection with an Investigation will not constitute “cause”; or

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Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her employment agreement or executive’s loss of any governmental or self-regulatory license that is reasonably necessary for executive to perform his or her responsibilities to Limelight under the employment agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period Limelight uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

Generally, the term “change of control” means the occurrence of any of the following events:

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The consummation by Limelight of a merger or consolidation with any other corporation, other than a merger or consolidation which would result in the voting securities of Limelight outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

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The approval by the stockholders of Limelight, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Limelight or an agreement for the sale or disposition by Limelight of all or substantially all of Limelight’s assets; or

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Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Goldman Sachs & Co and its related funds and entities, becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Limelight representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

The term “in connection with a change of control” generally means a termination of executive’s employment within three (3) months prior to the execution of an agreement that results in a change of control or twelve (12) months following a change of control.

Severance Benefits. Limelight believes that providing severance benefits for the named executive officers is necessary to attract and retain executive talent, and is accordingly consistent with our compensation philosophy and objectives. Severance benefits for the named executive officers is also appropriate as we believe that it is likely that an executive who is relieved of position without cause may require an extended period of time to obtain similar employment.

The employment agreements between Limelight and each named executive officer, except Mr. Vincent, provide generally that if the executive is terminated without cause (and the termination is not in connection with a change of control) then the executive is entitled to the following severance benefits: (i) continued payment of executive’s base salary for 12 months, (ii) actual, earned cash bonus for the year in which termination occurred prorated to the date of termination, (iii) reimbursement for premiums paid for continued heath benefits for the executive and eligible dependents under the Limelight health plans until the earlier of 12 months after termination or until executive and eligible dependents are covered under another health insurance program. The employment agreement between Limelight and Mr. Vincent provides that if Mr. Vincent’s employment is terminated without cause (and the termination is not in connection with a change of control) then Mr. Vincent is entitled to the following severance benefits: (i) continued payment of executive’s base salary for ninety days, (ii) 25% of the actual, earned cash incentive bonus, if any, payable to Mr. Vincent for the year in which termination occurred, prorated to the date of termination, (iii) reimbursement for premiums paid for continued heath benefits for Mr. Vincent and eligible dependents under the Limelight health plans until the earlier of ninety days after termination or until Mr. Vincent and his eligible dependants are covered under another health insurance program. Payment of severance benefits is conditioned on the executive making certain covenants with Limelight as described below under “material conditions to or obligations of severance.”

If a named executive officer voluntarily resigns his employment or his employment is terminated for cause, then he is entitled generally only to compensation earned through the date of termination. More particularly, he would be entitled to his base salary through the date of termination, unpaid but earned and accrued annual bonus for a fiscal year completed prior to the termination of employment and accrued but unused vacation time. All further vesting of outstanding equity awards would also cease as of the date of termination.

In the event a name executive officer’s employment is terminated due to death or disability, then twenty-five (25%) percent of the executive’s then outstanding unvested equity awards would vest.

Change of Control Benefits. Limelight believes that providing certain benefits for the named executive officers in connection with a change of control is necessary to attract and retain executive talent. Further, Limelight believes that change of control arrangements are an important part of overall compensation for the named executive officers because they will assist the Company in maximizing stockholder value by allowing executives to participate in an objective review of any proposed transaction and whether such proposal is in the best interest of the stockholders, notwithstanding any concern the executive might have regarding the executive’s continued employment prior to or following a change in control or other personal financial interest.

The employment agreements between Limelight and each named executive officer, except Mr. Vincent, provide generally that, in the event of a change of control, fifty percent (50%) of each executive’s then unvested equity awards will vest. Further, if the executive is terminated or resigns for good reason in connection with a change of control then the executive is entitled to the following change in control benefits: (i) continued payment of executive’s base salary for 12 months, (ii) 100% of the executive’s target cash bonus for the year in which termination occurred, (iii) accelerated vesting of all outstanding, unvested equity awards, and (iv) reimbursement for premiums paid for continued heath benefits for the executive and eligible dependents under the Limelight health plans until the earlier of 12 months after termination or until executive is covered under another health insurance program. The employment agreement between Limelight and Mr. Vincent provides that, in the event of a change of control, fifty percent (50%) of each executive’s then unvested equity awards will vest. Further, if Mr. Vincent’s employment is terminated or he resigns for good reason in connection with a change of control then Mr. Vincent is entitled to the following change in control benefits: (i) continued payment of executive’s base salary for ninety days, (ii) 25% of the executive’s target cash bonus for the year in which termination occurred, (iii) accelerated vesting of all outstanding, unvested equity awards, and (iv) reimbursement for premiums paid for continued heath benefits for the executive and eligible dependents under the Limelight health plans until the earlier of ninety days after termination or until Mr. Vincent and his eligible dependants are covered under another health insurance program. Payment of change of control benefits is conditioned on the executive making certain covenants with Limelight as described below under “Material Conditions to or Obligations of Severance.”

The tables below show the potential payments and benefits each of the named executive officers would be entitled to receive in the event of a change of control or if each such officer’s employment had been terminated under the following circumstances as of December 31, 2010. Due to a number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Potential Payments Upon Change of Control

Name	Severance (Salary) ($)	Severance (Bonus) ($)	Acceleration of Unvested Equity Awards ($)(1)	Health and Welfare Benefits ($)	Total ($)
Jeffrey W. Lunsford	$—	$—	$1,856,630	$—	$1,856,630
Nathan F. Raciborski	—	—	485,203	—	485,203
John J. Vincent	—	—	1,770,234	—	1,770,234
Douglas S. Lindroth	—	—	648,115	—	648,115
David M. Hatfield	—	—	530,594	—	530,594

(1)

Valuation of acceleration of unvested equity awards is equal to fifty percent (50%) of unvested restricted stock units and fifty percent (50%) of unvested non-qualified stock options with exercise price less than the $5.81 per share closing price of Limelight Networks common stock on December 31, 2010, held by Messrs. Lunsford, Raciborski, Vincent, Lindroth and Hatfield. As of December 31, 2010, the exercise price of a portion of the non-qualified stock options held by Messrs. Lunsford, Raciborski, Lindroth and Hatfield was greater than $5.81 per share, therefore these non-qualified stock options have been excluded from this calculation.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control

Name	Severance (Salary) ($)	Severance (Bonus) ($)	Acceleration of Unvested Equity Awards ($)(1)	Health and Welfare Benefits ($)(2)	Total ($)(3)
Jeffrey W. Lunsford	$416,000	$299,750	$3,713,261	$14,639	$4,443,650
Nathan F. Raciborski	306,800	121,000	970,406	14,982	1,413,188
John J. Vincent	62,500	37,500	3,540,469	2,584	3,643,053
Douglas S. Lindroth	312,000	110,000	1,296,230	9,263	1,727,493
David M. Hatfield	260,000	220,000	1,061,188	14,639	1,555,827

(1)

Valuation of acceleration of unvested equity awards is equal to one hundred percent (100%) of the unvested restricted stock units and one hundred percent (100%) of unvested non-qualified stock options with exercise price less than the $5.81 per share closing price of Limelight Networks common stock on December 31, 2010, held by Messrs. Lunsford, Raciborski, Vincent, Lindroth and Hatfield. As of December 31, 2010, the exercise price of a portion of the non-qualified stock options held by Messrs. Lunsford, Raciborski, Lindroth and Hatfield was greater than $5.81 per share, therefore these non-qualified stock options have been excluded from this calculation.

(2)	Health and welfare benefits are calculated using the annual cost of medical and dental insurance elected by the named executive during the year.

(3)	Depending upon applicable law, a departing employee may be eligible to be paid for accrued but unused vacation time banked prior to termination of employment.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason Not in Connection with a Change of Control

Name	Severance (Salary) ($)	Severance (Bonus) ($)	Acceleration of Unvested Equity Awards ($)	Health and Welfare Benefits ($)(1)	Total ($)(2)
Jeffrey W. Lunsford	$416,000	$299,750	$—	$14,639	$730,389
Nathan F. Raciborski	306,800	121,000	—	14,982	442,782
John J. Vincent	62,500	37,500	—	2,584	102,584
Douglas S. Lindroth	312,000	110,000	—	9,263	431,263
David M. Hatfield	260,000	220,000	—	14,639	494,639

(1)	Health and welfare benefits are calculated using the annual cost of medical and dental insurance elected by the named executive during the year.

(2)	Depending upon applicable law, a departing employee may be eligible to be paid for accrued but unused vacation time banked prior to termination of employment.

Material Conditions to or Obligations of Severance. The receipt of severance or change of control benefits is conditioned upon the named executive officer delivering and not revoking a separation agreement and general release of claims substantially in a form prescribed by Limelight. Further, the executive must agree that for a two year period following his or her termination that executive will not (i) solicit any Limelight employee (sometimes excepting the executive’s personal administrative assistant) for employment other than with Limelight, and (ii) engage in competition with, or have an ownership interest in a business that competes with, Limelight.

Retirement Benefits under the 401(k) Plan, Executive Perquisites, and Generally Available Benefit Programs. In fiscal 2010, named executive officers were eligible to participate in the health and welfare programs that are generally available to other Limelight employees, including medical, dental, vision, group life, short-term and long-term disability and supplemental insurance.

We also maintain a tax-qualified 401(k) plan, which is broadly available to Limelight’s general U.S. based employee population. Under the 401(k) plan, all of our employees are eligible to participate. We provide a matching contribution as follows: a dollar-for-dollar (100%) match on an eligible employee’s deferral that does not exceed three percent (3%) of compensation for the year and a fifty percent (50%) match on the next two percent (2%) of the employee’s deferrals. We do not provide defined benefit pension plans or defined contribution retirement plans to our executive officers or other employees other than (i) the 401(k) plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

The 401(k) plan and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Accounting and Tax Considerations. In our review and establishment of compensation programs and payments for fiscal 2010, we considered, but did not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments by us for our executive officers. While we may consider accounting and tax treatment in the future, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. Under certain regulations, compensation arising from options and restricted stock units that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted equity awards that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and our four most highly compensated officers, the Compensation Committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although Limelight does not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, Limelight amended its employment agreements with its named executive officers in December 2008, including the severance arrangements described in this proxy statement, to conform to the requirements of Section 409A. Further Limelight intends to structure its equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006 we began accounting for stock-based awards in accordance with the requirements of Financial Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (formerly FAS 123R) (“ASC Topic 718”).

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation Tables

The following table sets forth information regarding the compensation to each of the individuals who served as our principal executive officer and principal financial officer and the three other most highly compensated executive officers during the fiscal year ended December 31, 2010. We refer to these executive officers as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)		(i)	(j)
Jeffrey W. Lunsford	2010	416,000	512,573	1,104,000	(3)	2,786,880		21,699	4,841,152
President, Chief Executive	2009	400,000	204,385	—		—		21,699	626,084
Officer and Chairman	2008	400,000	315,143	1,034,148		—		139,133	1,888,424
Nathan F. Raciborski	2010	306,800	206,910	—		406,420		21,634	941,764
Co-Founder and Chief	2009	295,000	81,754	0	(4)	401,832		29,048	807,634
Technical Officer and Director	2008	295,000	286,057	968,625		1,185,000		33,742	2,768,424
John J. Vincent	2010	250,000	11,637	3,015,000		—		9,756	3,286,393
CEO, EyeWonder and Director(5)
Douglas S. Lindroth(6)	2010	312,000	188,100	—		522,540		28,184	1,050,824
Senior Vice President,	2009	300,000	74,322	—		—		28,724	403,046
Chief Financial Officer and Treasurer	2008	61,538	72,606	927,500		410,524		21,285	1,493,453
David M. Hatfield	2010	260,000	376,200	—		406,420		13,895	1,056,515
Senior Vice President,	2009	250,000	148,643	0	(4)	401,832		8,999	809,474
Worldwide Sales, Marketing and Services	2008	250,000	389,195	4,144,766	(7)	1,185,000	(8)	5,045	5,974,006	(7)

(1)

These amounts represent the grant date fair value for each of the Stock Awards (restricted stock units) and Option Awards (stock options) granted to our named executive officers in 2010 and in prior years, computed in accordance with ASC Topic 718, except that, in accordance with applicable SEC rules and guidance, Limelight has disregarded estimates of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2010, 2009 and 2008 are included in Note 15 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2)

Represents amounts paid for health and life insurance for the employee and the employee’s family members for each of the named executive officers, company matches on 401(k) accounts in the case of Messrs. Lunsford, Raciborski, Hatfield, and Lindroth, amounts paid for certain travel and commuting expenses and tax gross-ups in connection with those expenses for Messrs. Lunsford, Raciborski, and Lindroth in 2008, a car allowance and insurance premiums paid on behalf of Mr. Lindroth in 2009 and 2010, and FICA taxes paid on behalf of the Company in 2010 for Mr. Vincent.

(3)

This amount represents the grant date fair value for performance-based restricted stock units granted to Mr. Lunsford in 2010, computed in accordance with ASC Topic 718. All or a portion of the restricted stock units could have been eligible for vesting based upon the achievement of certain financial performance targets for the fiscal year ended December 31, 2010 related to the earn-out feature described in the Agreement and Plan of Merger to acquire EyeWonder, Inc., a copy of which was filed with a Current Report on Form 8-K on December 21, 2009. Following the end of fiscal 2010, it was determined that the performance target was not achieved, and accordingly, the RSUs did not become eligible for vesting and were forfeited.

(4)

The Compensation Committee authorized these performance-based restricted stock unit awards for Messrs. Raciborski and Hatfield on June 1, 2009. All or a portion of the restricted stock units had been eligible for vesting based upon the achievement of certain financial performance targets for the twelve-month period beginning July 1, 2009 and ending June 30, 2010. Pursuant to the award documents, the Compensation Committee was to adopt the financial performance targets after June 2009 with respect to the performance targets for the second half of 2009, and then following the Board of Director’s approval of Limelight’s 2010 financial plan with respect to the performance targets for the first half of 2010. These financial performance targets were adopted by the Compensation Committee in August 2009 and in February 2010 respectively. In accordance with ASC Topic 718, the grant date fair value of these awards could not be determined until the final performance targets for the awards were adopted by the Compensation Committee. Accordingly, the amounts in the Stock Awards column above for these grants represent the fair value computed in accordance with ASC Topic 718 as of the service inception date of the award on July 1, 2009 based on the probable outcome of the performance conditions measured as of the service inception date, excluding the effect of estimated forfeitures for these awards as of the service inception date.

On February 8, 2010, the Compensation Committee determined the final performance targets for these awards. As such, the grant date fair values of these awards, as computed in accordance with ASC Topic 718, were $195,036 for Messrs. Raciborski’s and Hatfield’s respective awards. These values are based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period under ASC Topic 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The maximum value for the 2009 performance restricted stock unit awards, which is based on the closing price per share on the grant date, is $287,300 for Messrs. Raciborski’s and Hatfield’s respective awards. Following the conclusion of the performance period, it was determined that the performance was achieved at a level that entitled Messrs. Raciborski and Hatfield to be eligible to receive 90.4% of the award, or 76,874 shares. A discussion of the assumptions used in the calculation of these amounts are included in Note 16 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(5)	Mr. Vincent became an employee of Limelight on April 30, 2010.

(6)	Mr. Lindroth became an employee of Limelight on October 20, 2008.

(7)

In May 2008, the Compensation Committee authorized the exchange of all 675,000 stock options that were granted to Mr. Hatfield during 2007 for 337,500 restricted stock units. This transaction was described in more detail in Limelight’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 7, 2009. As a result, all of the 675,000 stock options granted to Mr. Hatfield during 2007, which accounted for the entire $5,790,431 value reported in the Option Awards column in 2007 for Mr. Hatfield, were cancelled at the time of the exchange. When these stock options were exchanged for the restricted stock units in May 2008, the newly acquired restricted stock units were valued at the remaining unamortized value of the 2007 stock option grants that it replaced plus any incremental fair value computed as of the modification date, which, not including estimates of forfeitures related to service-based vesting conditions, combined to equal $4,144,766. Had the 2008 restricted stock units not been a product of a stock option for restricted stock unit exchange, the grant date fair value for these restricted stock units represented in the Stock Awards column in 2008 for Mr. Hatfield would have been $968,625 as computed in accordance with ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions.

(8)

These amounts represent the grant date fair value for an award of stock options granted to Mr. Hatfield in 2008 ($1,185,000), as well as the incremental fair value of the 675,000 stock options granted to Mr. Hatfield during 2007 that were cancelled in 2008 ($0). The incremental fair value of the cancelled stock options were computed as of the modification date in accordance with ASC Topic 718.

Grants of Plan-Based Awards in 2010

The following table provides information regarding grants of plan based awards to each of our named executive officers during the fiscal year ended December 31, 2010.

Name	2010 Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)		(j)	(k)	(l)
Jeffrey W. Lunsford	02/08/10	1	299,750	599,500		—	—	—			—	—	—
Jeffrey W. Lunsford	02/26/10	—	—	—		0	300,000	300,000	—		—	—	—
Jeffrey W. Lunsford	02/26/10	—	—	—		—	—	—	—		1,200,000	3.68	2,786,880
Nathan F. Raciborski	02/08/10	1	121,000	242,000		—	—	—	—		—	—	—
Nathan F. Raciborski	02/26/10	—	—	—		—	—	—	—		175,000	3.68	406,420
John J. Vincent	01/19/10	1	210,000	—	(5)	—	—	—	—		—	—	—
John J. Vincent	04/30/10	—	—	—		—	—	—	775,000	(6)	—	—	2,984,850
Douglas S. Lindroth	02/08/10	1	110,000	220,000		—	—	—	—		—	—	—
Douglas S. Lindroth	02/26/10	—	—	—		—	—	—	—		225,000	3.68	522,540
David M. Hatfield	02/08/10	1	220,000	440,000		—	—	—	—		—	—	—
David M. Hatfield	02/26/10	—	—	—		—	—	—	—		175,000	3.68	406,420

(1)

Amounts represent participation in the 2010 Management Bonus Plan, and in Mr. Vincent’s case, the EyeWonder 2010 G&A Bonus Program. See the Summary Compensation Table for actual 2010 management bonus amounts earned.

(2)

Each of the restricted stock units represents a contingent right to receive one (1) share of the Company’s common stock. These restricted stock units granted to Mr. Lunsford were performance-based, and, if they were eligible, would have vested in three (3) equal annual installments beginning on the third business day following the Company’s public announcement of its fiscal 2010 financial results, the second of which would have vested on December 31, 2011 and the third of which would have vested on December 31, 2012, provided that Mr. Lunsford remained employed with Limelight through each such vesting date. All or a portion of the restricted stock units could have been eligible for vesting based upon the achievement of certain financial performance targets for the fiscal year ended December 31, 2010 related to the earn-out feature described in the Agreement and Plan of Merger to acquire EyeWonder, Inc., a copy of which was filed with a Current Report on Form 8-K on December 21, 2009. Following the end of fiscal 2010, it was determined that the performance target was not achieved, and accordingly, the RSUs did not become eligible for vesting and were forfeited.

(3)

Each of the stock option awards vested one forty-eighth (1/48th) on February 1, 2010, and one forty-eighth (1/48th) each month thereafter on the first day of each month, provided the named executive officer remains with the Company through each such vesting date.

(4)

These amounts represent the aggregate grant date fair value for Option Awards and the aggregate service date fair value of Stock Awards, each computed in accordance with ASC Topic 718 based on the probable outcome of the performance conditions measured as of the grant or service date, as the case may be excluding the effect of estimated forfeitures. A discussion of the assumptions used in the calculation of these amounts are included in Note 15 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(5)	There was no maximum amount for this award during fiscal 2010.

(6)

On April 30, 2010, in connection with the acquisition of EyeWonder, the Company granted 750,000 RSUs to Mr. Vincent. The RSUs vest in equal quarterly installments over a period of four years subject to Mr. Vincent’s continued service with the Company.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents certain information concerning the outstanding option and restricted stock, and restricted stock unit awards held as of December 31, 2010 by each named executive officer. The Market Values below are based on the reported closing market price of the Company’s common stock on the Nasdaq Global Market as of December 31, 2010 ($5.81 per share).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)		(g)		(h)	(i)		(j)
Jeffrey W. Lunsford	437,500	312,500	$6.53	11/20/16	(1)	—		—	—		—
	274,995	925,005	3.68	02/26/20	(2)	—		—	300,000	(3)	$1,743,000
Nathan F. Raciborski	349,996	50,004	15.00	05/29/17	(4)	—		—	—		—
	177,080	72,920	6.39	02/25/18	(5)	56,250	(6)	326,813	—		—
	44,999	75,001	5.03	06/01/19	(7)	51,250	(8)	297,763	—		—
	40,103	134,897	3.68	02/26/20	(2)	—		—	—		—
John J. Vincent	—	—	—	—		609,375	(9)	3,540,469	—		—
Douglas S. Lindroth	54,165	45,835	5.00	10/02/18	(10)	160,420	(11)	932,040	—		—
	49,623	2,877	6.52	02/05/18	(12)	—		—	—		—
	51,561	173,439	3.68	02/26/20	(2)	—		—	—		—
David M. Hatfield	177,080	72,920	6.39	02/25/18	(6)	53,125	(6)	308,656	18,750	(13)	108,938
	44,999	75,001	5.03	06/01/19	(7)	51,250	(8)	297,763	—		—
	40,103	134,897	3.68	02/26/20	(2)	—		—	—		—

(1)

Effective November 25, 2008, all shares subject to the option were deemed unvested and subject to the following vesting schedule: 1/24th of the shares subject to the option shall vest on November 20, 2009 and an additional 1/24th of the shares shall vest on the 20th day of each calendar month thereafter, provided the named executive officer remains employed with Limelight through each such vesting date.

(2)

Each of the stock option awards vested one forty-eighth (1/48th) on February 1, 2010, and one forty-eighth (1/48th) each month thereafter on the first day of each month, provided the named executive officer remains with the Company through each such vesting date.

(3)

These restricted stock units granted to Mr. Lunsford were performance-based, and, if they were eligible, would have vested in three (3) equal annual installments beginning on the third business day following the Company’s public announcement of its fiscal 2010 financial results, the second of which would have vested on December 31, 2011 and the third of which would have vested on December 31, 2012, provided that Mr. Lunsford remained employed with Limelight through each such vesting date. All or a portion of the restricted stock units could have been eligible for vesting based upon the achievement of certain financial performance targets for the fiscal year ended December 31, 2010 related to the earn-out feature described in the Agreement and Plan of Merger to acquire EyeWonder, Inc., a copy of which was filed with a Current Report on Form 8-K on December 21, 2009. Following the end of fiscal 2010, it was determined that the performance target was not achieved, and accordingly, the RSUs did not become eligible for vesting and were forfeited.

(4)

Vests 1/4th on the one year anniversary of the vesting commencement date of June 7, 2007 and 1/48th monthly thereafter, provided the respective named executive officer remains employed with Limelight through each such vesting date.

(5)	Vests in 48 equal monthly installments beginning on March 25, 2008, provided the respective named executive officer remains employed with Limelight through each such vesting date.

(6)

Shares are represented by restricted stock units. The restricted stock units vest in six equal bi-annual installments beginning on December 1, 2008, such that the restricted stock units shall be fully vested no later than June 1, 2011, provided the respective named executive officer remains employed with Limelight through each such vesting date.

(7)	Vests 1/4th on June 10, 2010 and 1/48th monthly thereafter, provided the respective named executive officer remains employed with Limelight through each such vesting date.

(8)

Shares are represented by restricted stock units, that if eligible, shall vest in three (3) equal annual installments beginning on the August 10, 2010, and the second and third installments vesting on June 1, 2011 and June 1, 2012, provided the respective named executive officer remains employed with Limelight through each such vesting date.

(9)	The RSUs vest in equal quarterly installments over a period of four years subject to the named executive officer continued service with the Company.

(10)	Vests 1/4th on October 20, 2009 and 1/48th monthly thereafter, provided the named executive officer remains employed with Limelight through each such vesting date.

(11)

Shares are represented by restricted stock units. The restricted stock units vest in 48 equal monthly installments beginning on November 20, 2008, provided the named executive officer remains employed with Limelight through each such vesting date.

(12)	Vests in 36 equal monthly installments beginning on March 5, 2008, provided the named executive officer remains employed with Limelight through each such vesting date.

(13)	Shares are represented by restricted stock units. The restricted stock units vest according to the achievement of certain sales milestones.

Option Exercises and Stock Vested in Last Fiscal Year

The following table presents certain information concerning the exercise of options and vesting of stock awards by each of our named executive officers during the fiscal year ended December 31, 2010, including the value of gains on exercise and the value of the stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Jeffrey W. Lunsford	—	$—	162,667	$774,432
Nathan F. Raciborski	—	—	138,124	728,759
John J. Vincent	—	—	140,625	716,250
Douglas S. Lindroth	—	—	87,499	401,766
David M. Hatfield	—	—	131,874	693,853

(1)

The aggregate dollar amount realized upon the vesting of a stock award represents the aggregate deemed fair value of the shares of our common stock underlying the stock award on the vesting date multiplied by the shares vested on the vesting date.

Director Compensation

The independent members of the Board of Directors are eligible to receive both cash and equity compensation for their service as board members. Messrs. Lunsford, Vincent and Raciborski do not receive additional compensation for their service as board members. Also, pursuant to a European Expansion Consulting Agreement between the Company, Mr. Falk, and eValue AG, which was filed with a Current Report on Form 8-K on May 6, 2010, Mr. Falk received 52,500 shares of restricted stock units as compensation for his service on the Board, and eValue AG received 197,500 shares of restricted stock units as consideration for consulting services performed by Mr. Falk on behalf of eValue AG. Further, Mr. Gleberman, Mr. Perrone and Mr. Harman have waived receipt of cash compensation for their service on the board. With respect to cash compensation, during fiscal 2010, each independent director (other than Messrs. Gleberman, Perrone and Harman) receives an annual cash retainer of $25,000 paid quarterly in arrears. Messrs. Amaral, Peterschmidt and Fisher each receive $5,000 per year for their service on the Audit Committee of the Board, and Mr. Amaral receives an additional $7,500 per year for his service as Chairman of the Audit Committee. With respect to equity compensation, each independent director is eligible to receive options to purchase 52,500 shares of Limelight common stock when they first join the Board of Directors (the “initial award options”). The exercise price of the initial award options is the fair market value of the underlying common stock on the date of grant, and the initial award options vest in 36 equal monthly installments beginning one month following the date of grant. Each independent director, provided they have served as a director for at least six months, was also eligible to receive an annual award of options to purchase 20,000 shares of Limelight common stock (the “annual award options”). The annual award options are granted as of the date of Limelight’s annual meeting of the stockholders and the exercise price of the annual award options is the fair market value of the underlying common stock on the date of grant. The annual award options vest on the day preceding the day of the next annual meeting of the stockholders, approximately one year following the date of grant. Prior to 2008, Messrs. Gleberman, Perrone and Harman waived receipt of equity awards as compensation for their service on the board. In 2008 and 2009, Messrs. Gleberman, Perrone and Harman accepted their annual award options, and with the consent of Limelight, assigned the beneficial interest in those options to their respective employers – Goldman Sachs & Co. with respect to Messrs. Gleberman and Perrone, and Oak Investment Partners with respect to Mr. Harman.

Pursuant to the Compensation Committee charter, the Compensation Committee periodically reviews and may recommend to the Board, changes to the compensation for members of our Board. In December 2010, the Compensation Committee engaged Compensia, an independent compensation consultant, to conduct a review of the Company’s director compensation program. Based on this review, in fiscal 2011, the Compensation Committee recommended certain changes to the director compensation program, which the Board ultimately approved in February 2011. The Company will continue to grant initial award options to new directors pursuant to the terms described above; however, beginning effective January 1, 2011, the Company’s director compensation program will now include the following components:

•

Cash compensation for each outside director consisting of: i) an annual cash retainer of $25,000 paid quarterly in arrears for services as an outside director; ii) an annual cash retainer of $15,000 paid quarterly in arrears for service by an outside director as Audit Committee Chairman; iii) an annual cash retainer of $5,000 paid quarterly in arrears for service by an outside director as a member (other than Chairman) of the Audit Committee; iv) an annual cash retainer of $10,000 paid quarterly in arrears for service by an outside director as Compensation Committee Chairman; v) an annual cash retainer of $2,000 paid quarterly in arrears for service by an outside director as a member (other than Chairman) of the Compensation Committee. No annual retainer will be paid for service by a director either as Chairman or a member of the Nominating and Governance Committee. Also, no inside director will receive additional compensation for service as a member of the Board or as a member of any committee of the Board.

•

Equity compensation for each outside director, consisting of an annual award established by the Compensation Committee for each fiscal year during the first quarter of the fiscal year in accordance with the following principles: i) the annual award will be based upon a fixed value (the “Fixed Value”)

rather than a fixed number of stock options, restricted stock units or other equity award units; ii) the Fixed Value shall correlate to the 25th percentile, the 50th percentile or the 75th percentile of the value of annual equity awards granted to outside directors in the Company’s Peer Group; iii) the Compensation Committee will determine an appropriate Peer Group taking into consideration such factors as it deems relevant, including without limitation, total revenue, revenue growth, industry, income and number of employees; iv) the Compensation Committee may rely upon the advice of an independent compensation consultant to the extent it deems such reliance necessary or appropriate to determine a relevant Peer Group and to identify the value of annual equity awards to directors at the 25th, 50th and 75th percentiles of the selected Peer Group; v) in selecting the applicable Peer Group percentile to which the Fixed Value will correlate, the Compensation Committee will consider the Company’s financial performance during the previous fiscal year, the Peer Group percentile to which the value of equity awards granted to executive management most closely correlates with the intent that the Peer Group percentile for the directors’ annual award will align with the Peer Group percentile to which equity awards granted to executive management most closely correlate, and such other factors as the Compensation Committee may deem relevant; vi) one half of the Fixed Value of an annual award will be satisfied with an award of non-statutory stock options and one half will be satisfied with an award of restricted stock units (as those terms are defined in the Company’s 2007 Equity Incentive Plan (the “Plan”)); vii) the vesting of the annual award shall be as set forth in Section 11(f)(iv) of the Plan; and viii) the value of a stock option will be determined using a Black-Scholes valuation method and the value of restricted stock units will be determined using the Company’s 30 day average stock price for the 30 days preceding the valuation date. The Committee may rely upon the advice and guidance of its independent compensation consultant in determining appropriate values. Unless otherwise determined by the Compensation Committee, the valuation date will be the date of the Company’s annual meeting of its stockholders immediately following which the Annual Award is to be granted.

The following table presents the compensation received by our non-employee directors during fiscal year 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Total ($)
(a)	(b)	(c)		(d)	(e)
Walter D. Amaral	$42,500	$—		$49,440	$91,940
Thomas Falk Jeffrey T. Fisher	— 30,000	211,050 —	(3)	— 49,440	211,050 79,440
Joseph H. Gleberman	—	—		49,440	49,440
Fredric W. Harman	—	—		49,440	49,440
Peter J. Perrone	—	—		49,440	49,440
David C. Peterschmidt	35,000	—		49,440	84,440

(1)

This amount represents the grant date fair value for the restricted stock unit award granted to Mr. Falk in 2010, as compensation for his service on the Board, computed in accordance with ASC Topic 718. A discussion of the assumptions used in the calculation of this amount is included in Note 15 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2)

These amounts represent the grant date fair value for each of the stock option awards granted to our directors in 2010, computed in accordance with ASC Topic 718 (formerly FAS 123R), except that, in accordance with applicable SEC rules and guidance, Limelight has disregarded estimates of forfeitures related to service-based vesting condition. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2010 are included in Note 15 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)

Represents full grant date fair value of 52,500 restricted stock units awarded to Mr. Falk in fiscal 2010 as compensation for his service on the Board, computed in accordance with ASC Topic 718. A discussion of the assumptions used in the calculation of this amount is included in Note 15 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The following table sets forth the options to purchase shares of our common stock issued in 2010 to our non-employee directors that held office during 2010:

Name	Grant Date	Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards(1)
Walter D. Amaral	06/10/10	20,000	$4.00	$49,440
Jeffrey T. Fisher	06/10/10	20,000	4.00	49,440
Joseph H. Gleberman	06/10/10	20,000	4.00	49,440
Fredric W. Harman	06/10/10	20,000	4.00	49,440
Peter J. Perrone	06/10/10	20,000	4.00	49,440
David C. Peterschmidt	06/10/10	20,000	4.00	49,440

(1)

These amounts represent the grant date fair value for each of the stock option awards granted to our directors in 2010, computed in accordance with ASC Topic 718 (formerly FAS 123R), except that, in accordance with applicable SEC rules and guidance, Limelight has disregarded estimates of forfeitures related to service-based vesting condition. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2010 are included in Note 15 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employee Benefit Plans

We currently maintain two equity-based compensation plans that have been approved by the stockholders – the 2007 Equity Incentive Plan, which was approved by the stockholders in May 2007 and the Amended and Restated 2003 Incentive Compensation Plan, which was approved by the stockholders in October 2006. The following table sets forth, for each of our equity-based compensation plans, the number of shares of our common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2010:

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights(1)	Weighted- Average Exercise Price of Outstanding Options and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the first column)(2)
Equity compensation plans approved by security holders	14,635,163	$4.94	5,896,412
Equity compensation plans not approved by security holders	—	—	—
Total	14,635,163	4.94	5,896,412

(1)	Includes outstanding stock options and rights for 12,526,955 shares under the 2007 Equity Incentive Plan and 2,108,208 shares under the Amended and Restated 2003 Incentive Compensation Plan.

(2)

Includes 5,896,412 shares for the 2007 Equity Incentive Plan. The 2007 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year equal to the least of (i) 4% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year; (ii) 4,500,000 shares; or (iii) such other amount as our Board of Directors may determine. On January 1, 2011, the number of shares reserved for issuance under the 2007 Equity Incentive Plan increased by 4,002,701 shares, representing 4% of the outstanding shares of our common stock on December 31, 2010. The data presented in this table was calculated as of December 31, 2010 and does not reflect the January 1, 2011 increase. We do not intend to grant any additional awards under our Amended and Restated 2003 Incentive Compensation Plan.

401(k) Plan

We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees could elect to reduce their current compensation by up to 15% or the statutory limit, $16,500 in 2010, whichever was less, and have us contribute the amount of this reduction to the 401(k) plan. In addition, beginning January 1, 2007, we began matching employee deferrals as follows: a dollar-for-dollar (100%) match on an eligible employee’s deferral that does not exceed three percent (3%) of compensation for the year and a fifty percent (50%) match on the next two percent (2%) of the employee’s deferrals. We intend for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and 10% stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms and written representations that no other reports were required during the fiscal year ended December 31, 2010, we believe that all our executive officers, directors and 10% stockholders complied with the applicable filing requirements, with the exceptions of a late Form 4 filed on May 20 and June 20, 2010 on behalf of Douglas Lindroth and March 3, 2010 on behalf of Jeffrey Lunsford. In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to Limelight and the written representations of its directors, executive officers and 10% stockholders.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above the following is a description of transactions since January 1, 2010, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

In July 2006, we entered into an amended and restated investors’ rights agreement with the purchasers of our preferred stock, including GS Capital Partners entities and Oak Investment Partners XII, L.P., that provides for certain rights relating to the registration of their shares of common stock issued upon conversion of their preferred stock into common stock at the time of the IPO. Under these registration rights, holders of the then outstanding registrable securities may require on two occasions that we register their shares for public resale. Such registration requires the election of the holders of registrable securities holding at least 25% of such registrable securities. We are obligated to register these shares only if the requesting holders request the registration of the number of registrable securities with an anticipated offering price of at least $10 million. In addition, holders of registrable securities holding at least 5% of such registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $5 million. If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. However, we may reduce the number of shares proposed to be registered in view of market conditions, provided that we may not reduce the number of registrable securities included in any such registration below 20% of the total number of shares included in such offering. We will pay all expenses in connection with any registration described herein, other than underwriting discounts and commissions. These rights will terminate five years after the closing of our IPO and prior to then, any holder shall cease to have registration rights once that holder may sell all of its registrable securities under Rule 144 during any three-month period.

Equity Grants

Certain stock option and restricted stock unit grants made in 2010 to our directors and executive officers and related equity award policies are described elsewhere in this proxy statement.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers.

EyeWonder Acquisition

On April 30, 2010, we completed the acquisition of EyeWonder, Inc., or EyeWonder, a provider of interactive digital advertising products and services to advertisers, advertising agencies and publishers. The purchase price of approximately $114.0 million consisted of approximately $62.8 million of cash and 12,740,000 shares of our common stock with an estimated fair value of approximately $51.2 million at the time of the acquisition. The acquisition was unanimously approved by our Board of Directors on December 18, 2009, and approved by our stockholders on April 30, 2010. After the acquisition, Mr. John Vincent, formerly CEO and Director of EyeWonder, Inc., and Mr. Thomas Falk, formerly Director of EyeWonder, Inc., became directors of the Company. The following describes the interests in the acquisition of Messrs. Vincent and Falk prior to the acquisition.

Prior to the acquisition, Mr. Vincent, our current CEO, EyeWonder and member of the Board of Directors, was deemed to be the beneficial owner of approximately 12.61% of EyeWonder’s issued and outstanding shares. As a result of the acquisition, Mr. Vincent became a beneficial owner of our Common Stock. On the date the acquisition was completed, the approximate value of the shares of our Common Stock received directly by Mr. Vincent (1,226,179 shares) was $4,929,240. Combined with the cash consideration ($6,256,863) he also received for tendering EyeWonder shares, the approximate total merger consideration received was $11,186,103. The approximate value of Mr. Vincent’s allocation of the shares of our Common Stock currently held in escrow (379,934 shares) was an additional $1,527,335.

Mr. Falk was deemed to be the beneficial owner of approximately 12.4% of the EyeWonder’s issued and outstanding shares prior to the acquisition, which included shares held by Vest Europe GmbH (“Vest”), a company that Mr. Falk controls and owns. As a result of the acquisition, Mr. Falk became a beneficial owner of our Common Stock. On the date the acquisition was completed, the approximate value of the shares of our Common Stock received by Vest, for which Mr. Falk is deemed to indirectly beneficially own (1,205,818 shares), was $4,847,390. Combined with the cash consideration ($6,152,963) Vest also received for tendering EyeWonder shares, the approximate total merger consideration received was $11,000,353. The approximate value of Vest’s allocation of the shares of our Common Stock currently held in escrow (375,114 shares) was an additional $1,507,958.

smartclip Holding AG

Mr. Falk owns 40% and Mr. Vincent owns 6.1% of the outstanding shares of smartclip Holding AG (“smartclip”), a customer of the Company’s EyeWonder business unit. Since the acquisition of EyeWonder on April 30, 2010, the EyeWonder business unit has recorded revenue of approximately $1,189,281 from smartclip. Messrs. Vincent and Falk are also both members of the smartclip Board of Directors.

eValue AG

In connection with the acquisition of EyeWonder, the Company entered into a European Expansion Consulting Agreement with eValue AG (“eValue”) and Mr. Falk. Mr. Falk serves as eValue’s Chief Executive Officer and managing director. As consideration for the services under this engagement, eValue received 197,500 restricted stock units, which vest in sixteen equal quarterly installments over a four year period. On the date the agreement was completed, the approximate value of the restricted stock units received by eValue was $793,950.

Additionally, during the year ended December 31, 2010, the Company paid approximately $119,455 for human resources, public relations and administrative services to eValue.

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written related party transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $5,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of executive officers or directors, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons. As provided by our Audit Committee charter and the related party transactions policy, our Audit Committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our Audit Committee any such related party transaction prior to its completion. A memorandum detailing our related party transactions is provided to the Audit Committee on a quarterly basis. The Audit Committee reviews and approves the related party memorandum with such approval being documented in the minutes of the Audit Committee meeting in which the related party memorandum is presented. Prior to the creation of our Audit Committee, our full Board of Directors reviewed related party transactions. Each of the related party transactions described above that were submitted to our Board of Directors were approved by disinterested members of our Board of Directors after disclosure of the interest of the related party in the transaction.

PROPOSAL THREE: ADVISORY APPROVAL OF THE COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Shareholders have an opportunity to cast an advisory vote on compensation of executives as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2010 executive compensation programs and policies and the compensation paid to the named executive officers.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to attract, motivate and retain talented executives responsible for the success of Limelight, which operates in an extremely competitive and rapidly changing part of the high technology industry.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, and is consistent with our commitment to high standards of corporate governance.

Vote Required

If a quorum is present, approval of this proposal requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on the proposal. Abstentions will have the effect of a vote “against” the proposal and broker non-votes will have no effect on the outcome of the vote.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The vote on this proposal is provided as required pursuant to section 14A of the Securities Exchange Act, as amended. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

Shareholders are being asked to vote on the following resolution:

RESOLVED: that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section of this Proxy Statement, compensation tables and the accompanying narrative, is hereby approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR: ADVISORY APPROVAL OF THE FREQUENCY OF ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Company this year is providing shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. In formulating its recommendation, the Board considered that a triennial advisory vote on executive compensation i) complements our goal to create a compensation program that enhances long-term shareholder value through a program that is designed to motivate executives to achieve short-term and long-term corporate goals, and ii) will provide shareholders the ability to evaluate our compensation program over a time period similar to the periods associated with certain of our compensation awards, allowing them to compare the Company’s compensation program to the long-term performance of the Company. Shareholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Communicating with the Board of Directors” in this Proxy Statement for information about communicating with the Board.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board of Directors; it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The vote on this proposal is provided as required pursuant to Section 14A of the Securities Exchange Act, as amended. The Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory approval votes of the compensation arrangements for our named executive officers.

Vote Required

If a quorum is present, approval of this proposal requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on the proposal. Abstentions will have the effect of a vote “against” the proposal and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“EVERY THREE YEARS” FOR THE FREQUENCY OF ADVISORY APPROVAL

OF THE COMPENSATION OF OUR NAMED EXECUTIVES OFFICERS.

PROPOSAL FIVE: APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK, PAR VALUE $0.001 PER SHARE, FROM 150,000,000 SHARES TO 300,000,000 SHARES, WHICH AMENDMENT WAS APPROVED BY OUR BOARD OF DIRECTORS ON FEBRUARY 8, 2011

The Board of Directors, by resolution adopted on February 8, 2011, unanimously approved and recommended for approval by our stockholders a second amendment to our Amended and Restated Certificate of Incorporation that would increase the number of authorized shares of our common stock, par value $0.001 per share (the “Common Stock”), to 300,000,000 shares from the current authorized number of 150,000,000 shares.

Our Amended and Restated Certificate of Incorporation currently authorizes the issuance by the Company of up to 150,000,000 shares of Common Stock. As of March 31, 2011, there were 112,147,268 shares of Common Stock issued and outstanding, approximately 14,635,000 shares of Common Stock reserved for issuance pursuant to our various stock and stock option plans (inclusive of outstanding stock options and restricted shares), approximately 750,000 shares of Common Stock reserved for potential future issuance in connection with various earn-outs of entities that the Company acquired during fiscal 2010. As a result, only approximately 22,467,732 shares of Common Stock are presently unreserved and available to us for future issuance. No preferred shares are issued or outstanding.

Except as set forth in the immediately prior paragraph, we have not made specific plans for the issuance of the Common Stock relating to the proposed additional authorized shares; however, our Board of Directors believes that the proposed increase in the number of authorized shares is desirable so that we will have greater flexibility to issue shares (i) through general public offerings, for cash or otherwise, to take advantage of favorable market conditions, (ii) in connection with the adoption of new or expansion of existing stock plans, (iii) as deemed appropriate in connection with future business opportunities, including acquisitions, and (iv) for other general corporate purposes.

If the proposed amendment is approved by our stockholders, the additional shares will be available for issuance without further action by our stockholders (unless required by applicable law, rules, or regulations) at such times, for such purposes, and for such consideration as our Board of Directors may determine to be appropriate and in the Company’s best interest. The issuance of additional Common Stock, on other than a pro-rata basis to our existing stockholders, would result in the dilution of some or all of such stockholders’ interest in the Company. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us.

Vote Required

The affirmative vote of a majority of the shares of Common Stock issued and outstanding is required to approve the second amendment to the Amended and Restated Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against the approval of the amendment to our Amended and Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK.

OTHER MATTERS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

STOCKHOLDERS SHARING THE SAME ADDRESS

We are sending only one copy of our annual report and proxy statement to stockholders who share the same address unless they have notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources.

If you received only one mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of receiving only one mailing for future mailings, please submit your request to our Corporate Secretary, Limelight Networks, Inc., 222 South Mill Avenue, 8th Floor, Tempe, Arizona, 85281 or call Paul Alfieri in our Investor Relations department at (917) 297-4241. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 12, 2011

Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary

1

LIMELIGHT NETWORKS, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 9, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Limelight Networks, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2011, and hereby appoints Douglas S. Lindroth and Philip C. Maynard, and each of them, with full power of substitution, as Proxy or Proxies, to vote all common shares of the undersigned at the Annual Meeting of Stockholders of Limelight Networks, Inc., to be held on June 9, 2011, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

(Continued and to be signed on the reverse side)

COMMENTS:

14475

ANNUAL MEETING OF STOCKHOLDERS OF

LIMELIGHT NETWORKS, INC.

June 9, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://www.limelightnetworks.com/investors/annual-meeting-11/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20403003004003000000 5 060911

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. To vote for and elect the nominees listed below to serve as Class I directors of the corporation to serve for a term of three years expiring on the 2014 Annual Meeting of Stockholders, or in the event that the nominees listed below become unavailable or decline to serve as a director at the time of the Annual Meeting, to vote for and elect any nominee who is designated by the current board of directors to fill the vacancy

NOMINEES:

FOR ALL NOMINEES Walter D. Amaral

Thomas Falk

WITHHOLD AUTHORITY Jeffrey W. Lunsford

FOR ALL NOMINEES Peter J. Perrone

FOR ALL EXCEPT

(See instructions below)

The Board of Directors recommends a vote

FOR ALL Nominees

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

The Board of Directors recommends a vote FOR the following proposal:

FOR AGAINST ABSTAIN

2. To vote for and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year expiring on December 31, 2011.

The Board of Directors recommends a vote FOR the following proposal:

FOR AGAINST ABSTAIN

3. To vote for and approve, on a non-binding, advisory basis the compensation of the named executive officers of the Company.

The Board of Directors recommends a vote of “3 Years” for the following proposal:

1 year 2 years 3 years ABSTAIN

4. To vote, on a non-binding, advisory basis, on the frequency of voting on the compensation of the named executive officers of the Company.

The Board of Directors recommends a vote FOR the following proposal:

FOR AGAINST ABSTAIN

5. To vote for and approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 150,000,000 to 300,000,000.

6. Transact any such other business as may properly come before the meeting or any adjournment or postponement thereof.

Either of such Proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

LIMELIGHT NETWORKS, INC.

June 9, 2011

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

Vote by phone until 11:59 PM EST the day before the meeting.

ACCOUNT NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://www.limelightnetworks.com/investors/annual-meeting-11/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

20403003004003000000 5

060911

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1.To vote for and elect the nominees listed below to serve as Class I directors of the corporation to serve for a term of three years expiring on the 2014 Annual Meeting of Stockholders, or in the event that the nominees listed below become unavailable or decline to serve as a director at the time of the Annual Meeting, to vote for and elect any nominee who is designated by the current board of directors to fill the vacancy

The Board of Directors recommends a vote FOR the following proposal:

NOMINEES:

FOR AGAINST ABSTAIN

FOR ALL NOMINEES

Walter D. Amaral

Thomas Falk

WITHHOLD AUTHORITY

Jeffrey W. Lunsford

FOR ALL NOMINEES

Peter J. Perrone

FOR ALL EXCEPT

(See instructions below)

2. To vote for and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year expiring on December 31, 2011.

The Board of Directors recommends a vote FOR the following proposal:

FOR AGAINST ABSTAIN

3. To vote for and approve, on a non-binding, advisory basis the compensation of the named executive officers of the Company.

The Board of Directors recommends a vote FOR ALL Nominees

The Board of Directors recommends a vote of “3 Years” for the following proposal:

1 year 2 years 3 years ABSTAIN

4. To vote, on a non-binding, advisory basis, on the frequency of voting on the compensation of the named executive officers of the Company.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

JOHN SMITH

1234 MAIN STREET APT. 203 NEW YORK, NY 10038

The Board of Directors recommends a vote FOR the following proposal:

FOR AGAINST ABSTAIN

5. To vote for and approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 150,000,000 to 300,000,000.

6. Transact any such other business as may properly come before the meeting or any adjournment or postponement thereof.

Either of such Proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.